UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.	)

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CREE, INC.
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_________________________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
_________________________________________________________________

To the Shareholders of Cree, Inc.:

The 2021 Annual Meeting of Shareholders of Cree, Inc. (the “Annual Meeting”) will be held virtually at www.virtualshareholdermeeting.com/CREE2021 and in person at the offices of the corporation in the Executive Conference Center, 4408 Silicon Drive, Durham, North Carolina 27703, on Monday, October 25, 2021, at 12:00 p.m. local time, to consider and vote upon the following matters and to transact such other business as may be properly brought before the meeting:
•Proposal No. 1—Election of nine directors
•Proposal No. 2—Approval of an amendment to our bylaws to increase the authorized number of directors to a minimum of five (5) and a maximum of ten (10)
•Proposal No. 3—Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending June 26, 2022
•Proposal No. 4—Advisory (nonbinding) vote to approve executive compensation
All shareholders are invited to attend the meeting. Only shareholders of record at the close of business on August 27, 2021 are entitled to notice of and to vote at the meeting.
By order of the Board of Directors,

Bradley D. Kohn
Secretary
Durham, North Carolina
September 13, 2021

PLEASE NOTE:

We are primarily providing access to our proxy materials over the Internet pursuant to the Securities and Exchange Commission’s “notice and access” rules. Beginning on or about September 15, 2021, we expect to mail to our shareholders a Notice of Internet Availability of Proxy Materials, which will indicate how to access our 2021 Proxy Statement and 2021 Annual Report on the Internet. The Notice also includes instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.
Whether or not you plan to attend the meeting, please submit voting instructions for your shares promptly using the directions on your Notice or, if you elected to receive printed proxy materials by mail, your proxy card, to vote by one of the following methods: (1) over the Internet, by accessing the website address www.proxyvote.com; (2) by telephone, by calling the toll-free telephone number 1-800-690-6903; or (3) if you elected to receive printed proxy materials by mail, by marking, dating and signing your proxy card and returning it in the accompanying postage-paid envelope.
In January 2021, we announced plans to change our corporate name from Cree, Inc. to Wolfspeed, Inc. in the later part of this calendar year. We currently intend to complete the name change in October 2021, after the date of this notice but prior to the date of the Annual Meeting.

CREE, INC.
____________________
PROXY STATEMENT
____________________

2021 PROXY SUMMARY

This summary highlights information contained in this proxy statement. The summary does not contain all of the information that you should consider; please read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders	•	Place: Virtually at www.virtualshareholdermeeting.com/CREE2021 and in person at our corporate offices in the Executive Conference Center, 4408 Silicon Drive, Durham, North Carolina 27703
	•	Date and time: Monday, October 25, 2021, at 12:00 p.m.
	•	Record Date: August 27, 2021
	•	Approximate Date of Availability of Proxy Materials: September 15, 2021
•
Voting: Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to vote for each director nominee and to one vote for each of the other proposals to be voted on.

Voting matters and Board recommendations	•	Election of nine directors (FOR THE NOMINEES)
	•	Approval of an amendment to our bylaws to increase the authorized number of directors to a minimum of five (5) and a maximum of ten (10) (FOR)
	•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending June 26, 2022 (FOR)
	•	Advisory (nonbinding) vote to approve executive compensation (FOR)

Board nominees	•	Glenda M. Dorchak. Director of Viavi Solutions Inc., ANSYS, Inc. and GlobalFoundries. Director since 2020.
	•	John C. Hodge. Founding Partner of Rubicon Technology Partners. Director since 2018.
	•	Clyde R. Hosein. Chief Financial Officer of AliveCor, Inc. Director since 2005.
	•	Darren R. Jackson. Former Board Member and Chief Executive Officer of Advance Auto Parts, Inc. Director since 2016.
	•	Duy-Loan T. Le. President of DLE Management Consulting LLC. Director since 2018.
	•	Gregg A. Lowe. President and Chief Executive Officer of the Company. Director since 2017.
	•	John B. Replogle. Founding Partner of One Better Ventures, LLC. Director since 2014.
	•	Marvin A. Riley. Former President and Chief Executive Officer of EnPro Industries, Inc. Director since January 2021.
	•	Thomas H. Werner. Chairman and Former Chief Executive Officer of SunPower Corporation. Director since 2006.

Executive officers at end of fiscal year	•	Gregg A. Lowe, President and Chief Executive Officer
	•	Neill P. Reynolds, Executive Vice President and Chief Financial Officer

Bylaw amendment
We are seeking shareholder approval of an amendment to our Amended and Restated Bylaws (the “Bylaws”) to increase the authorized number of directors from a minimum of five (5) and maximum of nine (9) directors to a minimum of five (5) and a maximum ten (10) directors. Our Board of Directors recommends a FOR vote.

Independent auditors	Although not required, we ask shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending June 26, 2022. Our Board of Directors recommends a FOR vote.

Advisory (nonbinding) vote to approve executive compensation	Annually, our shareholders consider and vote on the compensation of our named executive officers on an advisory (nonbinding) basis. Our Board of Directors recommends a FOR vote.

MEETING INFORMATION

The Board of Directors of Cree, Inc. (the “Company”) is asking for your proxy for use at the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) and any adjournments of the meeting. The meeting will be held virtually online and in person at our offices in the Executive Conference Center, 4408 Silicon Drive, Durham, North Carolina 27703, on Monday, October 25, 2021, at 12:00 p.m. local time, to conduct the following business and such other business as may be properly brought before the meeting: (1) election of the nine directors listed in this proxy statement; (2) approval of an amendment to the Bylaws to increase the authorized number of directors to a minimum of five (5) and a maximum of ten (10); (3) ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending June 26, 2022; and (4) advisory (nonbinding) vote to approve executive compensation. In January 2021, we announced plans to change our corporate name from Cree, Inc. to Wolfspeed, Inc. in the later part of this calendar year. We currently intend to complete the name change in October 2021, after the date of this proxy statement but prior to the date of the Annual Meeting.
We will hold our annual meeting virtually and in person. We strongly encourage shareholders to attend virtually due to the ongoing public health and safety concerns posed by the COVID-19 pandemic. To minimize these potential risks, we will limit the number of shareholders to attend the Annual Meeting in person (on a first-come, first served basis) to the number we believe can fit safely in the meeting room and will implement reasonable procedures to adhere to local ordinances, the guidelines of the Centers for Disease Control and Prevention (CDC) and current best practices for social gatherings. The health of all our stakeholders is our top priority.
You can attend the meeting online, vote your shares, and submit questions by visiting www.virtualshareholdermeeting.com/CREE2021 and entering your unique 16-digit “Control Number” that is printed on the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form that you received. If you encounter any difficulty accessing the Annual Meeting or during the Annual Meeting, please call the phone number posted on the date of the Annual Meeting at www.virtualshareholdermeeting.com/CREE2021 for general technical questions. If you lost your 16-digit control number or are not a shareholder, you will still be able to attend the meeting by visiting www.virtualshareholdermeeting.com/CREE2021 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares at the meeting or submit questions during the meeting.
The Board of Directors recommends that you vote FOR the election of the director nominees listed in this proxy statement, FOR approval of the amendment to the Bylaws, FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending June 26, 2022, and FOR the advisory (nonbinding) vote to approve executive compensation.
Beginning on or about September 15, 2021, proxy materials for the annual meeting, including this proxy statement and our 2021 Annual Report, are being made available to shareholders entitled to vote at the annual meeting. The Annual Report is not part of our proxy soliciting materials.
Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on October 25, 2021:
The Annual Report and proxy statement will be available on the Internet at
www.cree.com/annualmeeting
Pursuant to the Securities and Exchange Commission’s “Notice and Access” rules, we are furnishing proxy materials to our shareholders primarily via the Internet. Beginning on or about September 15, 2021, we intend to mail to our shareholders a Notice of Internet Availability of Proxy Materials, or Notice, containing instructions on how to access our proxy materials on the Internet, including our proxy statement and our Annual Report. The Notice also instructs you on how you can vote using the Internet. Other shareholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the Internet or by telephone, or have been mailed paper copies of our proxy materials and a proxy card or voting form.
Internet distribution of our proxy materials is designed to expedite receipt by shareholders, lower the cost of the annual meeting, and conserve natural resources. If, however, you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

VOTING PROCEDURES
Who Can Vote
Only shareholders of record of the Company at the close of business on August 27, 2021 are entitled to vote at the meeting and any adjournments of the meeting. At that time, there were 115,891,206 shares of the Company’s common stock outstanding, each of which is entitled to one vote on each matter submitted to a vote at the meeting.
How You Can Vote
You may vote shares by proxy or at the Annual Meeting using one of the following methods:
•Voting by Internet. You can vote over the Internet at www.proxyvote.com. The deadline for voting over the Internet is Sunday, October 24, 2021 at 11:59 p.m. Eastern time.
•Voting by Telephone. You can vote by calling the toll-free telephone number at 1-800-690-6903. The deadline for voting by telephone is Sunday, October 24, 2021 at 11:59 p.m. Eastern time.
•Voting by Mail. If you requested printed proxy materials, you can vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by Sunday, October 24, 2021.
•Voting at the Annual Meeting. If you are a registered shareholder or beneficial owner of common stock holding shares at the close of business on the record date (August 27, 2021), you may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/CREE2021 and following the instructions to vote or submit questions during the meeting. In order to vote you will need the 16-digit control number that appears on your Notice of Internet Availability, proxy card or voting instruction form, as applicable. Each shareholder has a unique control number so that we can ensure all voting instructions are genuine and prevent duplicative voting. Depending on the number of accounts in which you hold shares of common stock, you may receive and need to vote more than one control number. You can also vote in person at the meeting if you are the record owner of the shares to be voted or if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner. If a broker, bank, custodian or other nominee holds your shares, to vote in person at the meeting you must present a letter or other proxy appointment, signed on behalf of the broker or nominee, granting you authority to vote the shares.
How You Can Revoke Your Proxy and Change Your Vote
You can revoke your proxy and change your vote by (1) attending the meeting and voting virtually or in person; (2) delivering written notice of revocation of your proxy to the Secretary at any time before voting is closed; (3) timely submitting new voting instructions by telephone or over the Internet as described above; or (4) if you requested printed proxy materials, timely submitting a signed proxy card bearing a later date.
How Your Proxy Will Be Voted
If you timely submit your proxy over the Internet, by telephone, or by proxy card as described above and have not revoked it, your shares will be voted or withheld from voting in accordance with the voting instructions you gave. If you timely submit your proxy as described above without giving voting instructions, your shares will be voted FOR the election of the director nominees listed in this proxy statement, FOR approval of the amendment to the Bylaws, FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending June 26, 2022, and FOR the advisory (nonbinding) vote to approve executive compensation.
How You Can Vote Shares Held by a Broker or Other Nominee
If a broker, bank, custodian or other nominee holds your shares, you may have received a notice or voting instruction form from them. Please follow the directions that your broker, bank, custodian or other nominee provides or contact the firm to determine the voting methods available to you. Brokers are no longer permitted to vote in the election of directors (and many other matters, including Proposals 2 and 4) if the broker has not received instructions from the beneficial owner of shares. It is particularly important, if you are a beneficial owner, that you instruct your broker how you wish to vote your shares because brokers will have discretionary voting authority only with respect to Proposal 3 if you do not instruct your broker how you wish to vote your shares.
Quorum Required
A quorum must be present at the meeting before business can be conducted. A quorum will be present if a majority of the shares entitled to vote are represented at the Annual Meeting (either virtually or in person) or by proxy at the meeting. Shares represented by a proxy with instructions to withhold authority to vote or to abstain from voting on any matter will be considered present for purposes of determining the existence of a quorum. Shares represented by a proxy as to which a broker, bank, custodian or other nominee has indicated that it does not have discretionary authority to vote on certain matters (sometimes referred to as “broker non-votes”) will also be considered present for purposes of determining the existence of a quorum.
Vote Required
•Proposal 1 (Election of Directors). Directors will be elected by a plurality of the votes cast. The nine nominees who receive the most votes will be elected to fill the available positions. Shareholders do not have the right to vote cumulatively in electing directors. Withholding authority in your proxy to vote for a nominee will result in the nominee receiving fewer votes.
As set forth in the Corporate Governance Principles adopted by the Board of Directors, except in cases when there are more nominees than available seats, if a nominee elected to the Board by plurality vote received a number of “withhold” votes that is greater than 50% of all votes cast with respect to that nominee, the nominee shall tender the nominee’s resignation from the Board in writing to the Chairman prior to the first regular meeting of the Board that follows the meeting of shareholders at which the election was held and any meeting of the Board held in connection with it. The resignation will be effective if and when it is accepted by the Board. Promptly after the Board reaches a decision, the Company will publicly disclose the action taken by the Board regarding the director’s tendered resignation.
•Proposal 2 (Approval of the Amendment to the Bylaws). The proposed amendment to the Bylaws will be approved if the votes cast for approval exceed the votes cast against approval.
•Proposal 3 (Ratification of Appointment of Auditors). Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal 2022 will be approved if the votes cast for approval exceed the votes cast against approval. Although shareholder ratification of the appointment is not required by law or the Bylaws, the Audit Committee has determined that, as a matter of corporate governance, the selection of independent auditors should be submitted to the shareholders for ratification. If the appointment of PricewaterhouseCoopers LLP is not ratified by a majority of the votes cast at the 2021 Annual Meeting, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP in the future. Even if the appointment is ratified, the Audit Committee may change the appointment at any time during the year if it determines that the change would be in the Company’s best interest and the best interests of the shareholders.
•Proposal 4 (Advisory (Nonbinding) Vote to Approve Executive Compensation). With respect to the advisory (nonbinding) vote to approve executive compensation, the executive compensation will be approved if the votes cast for approval exceed the votes cast against approval. Because your vote to approve executive compensation is advisory, it will not be binding upon the Board of Directors, it will not overrule any decision by the Board, and it will not create or imply any additional fiduciary duties on the Board or any member of the Board. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Abstentions and broker non-votes will not be counted for purposes of determining whether these proposals have received sufficient votes for approval.

PROPOSAL NO. 1—ELECTION OF DIRECTORS
Nominees for Election as Directors
    All nine persons nominated for election to the Board of Directors at the annual meeting are currently serving as directors of the Company. The Company is not aware of any nominee who will be unable or will decline to serve as a director. If a nominee becomes unable or declines to serve, the proxies solicited by the Board of Directors may be voted for a substitute nominee, if any, designated by the Board. The term of office of each person elected as a director will continue until the later of the next annual meeting of shareholders or until such time as his or her successor has been duly elected and qualified.
The following tables list the nominees for election and information about each nominee. The Governance and Nominations Committee has recommended each nominee to the Board of Directors. Each nominee meets the criteria set forth in the Corporate Governance Principles, including that no Company director shall serve on more than four public company boards of directors, inclusive of service on the Company’s Board. In addition, each nominee meets the minimum share ownership guidelines set forth in the Corporate Governance Principles, under which the Chief Executive Officer is expected to own shares with a value not less than five times his base salary, and each non-employee member of the Board is expected to own shares with a value not less than five times the sum of the director’s retainers for service on the Board and on Board committees, within five years after election or appointment to the Board.
Under the charter of the Governance and Nominations Committee, the Committee is responsible for identifying from a wide field of candidates, including women and minority candidates, and recommending that the Board select qualified candidates for membership on the Board. In identifying candidates, the Committee takes into account such factors as it considers appropriate, which may include (1) ensuring that the Board, as a whole, is diverse as to race, gender, culture, thought and geography, such that the Board reflects a range of viewpoints, backgrounds, skills, experience and expertise, and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise and local or community ties; (2) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially; (3) questions of independence, possible conflicts of interest and whether a candidate has special interests or a specific agenda that would impair his or her ability to effectively represent the interests of all shareholders; (4) the extent to which the candidate would fill a present need on the Board; and (5) whether the candidate can make sufficient time available to perform the duties of a director.

Name	Age	Principal Occupation and Background	Director Since
Glenda M. Dorchak	67
Ms. Dorchak has been a member of the Board of Directors since January 2020. Ms. Dorchak’s career began with 22 years at IBM Corporation where she held management and executive positions in IBM Canada and the global Personal Systems Group, including General Manager and Director of the IBM Direct Consumer PC group. From 1998 to 2000, she was President and later Chief Executive Officer of Value America (VA) before joining Intel Corporation in 2001 as Vice President and Chief Operating Officer of the Intel Communications Group and later Vice President and Group General Manager of the Broadband Products Group and followed by the Consumer Electronics Group. From 2006 to 2008, Ms. Dorchak served as chairman and Chief Executive Officer of Intrinsyc Software before joining VirtualLogix in 2009 as Vice Chair and Chief Executive Officer until its acquisition by Redbend Software in September 2010. Subsequently, she held the position of Executive Vice President and General Manager of global business for Spansion from 2012 to 2013. Ms. Dorchak also serves as an independent director on the public boards of ANSYS (Nasdaq: ANSS) since June 2018 and Viavi Solutions (Nasdaq: VIAV), since November 2019, and on the private company boards of Global Foundries since May 2019 and Bright Machines since September 2020. Prior board experience includes Mellanox Technologies Ltd. from 2009 to 2020 when it was acquired by NVidia and Quantenna Communications, Inc. from 2018 to 2019 when it was acquired by ON Semiconductor.
Ms. Dorchak’s qualifications to serve as a director include over 35 years in operating and leadership positions in the technology industry including as Chief Executive Officer of two public and one private company and as Group General Manager at Intel Corporation. She brings deep industry knowledge, strategy and business development acumen and deep leadership and business management abilities as well as over 20 years of experience as an independent director on boards of public technology companies.
			2020
John C. Hodge	54
Mr. Hodge has been a member of the Board of Directors since October 2018. He is a founding partner of private-equity firm Rubicon Technology Partners, which he joined in 2012. Prior to that, Mr. Hodge was a Senior Advisor and Senior Managing Director with Blackstone Group, a private equity firm, from 2006 to 2011. From 1998 to February 2006, Mr. Hodge was Senior Advisor, Managing Director and Global Head of Corporate Finance of the Technology Group of Credit Suisse First Boston. He also previously held positions at Morgan Stanley and Robertson Stephens. Mr. Hodge has spent more than 25 years as an investor in and advisor to the global semiconductor and technology industry.
Mr. Hodge’s qualifications to serve as a director include his years of experience in private equity, corporate finance, and merger and acquisition transactions and his extensive experience as a director of semiconductor companies, including Silicon Image, Inc. from 2007 to 2014 and Freescale Semiconductor, Ltd. from 2008 to 2011. He brings to the Board of Directors his financial expertise and his work as a private equity investor analyzing and focusing on creating long-term value through operational improvements utilizing a repeatable process driven approach.
			2018

Name	Age	Principal Occupation and Background	Director Since
Clyde R. Hosein	62
Mr. Hosein has been a member of the Board of Directors since December 2005. Since March 2021, he has served as Chief Financial Officer of AliveCor, Inc., a global leader in FDA-cleared personal electrocardiogram (ECG) technology and services. Prior to that, Mr. Hosein served as Chief Financial Officer of Automation Anywhere, Inc., an enterprise software provider of robotic process automation, from December 2017 to March 2021. From August 2013 to May 2017, he served as Executive Vice President and Chief Financial Officer of RingCentral, Inc., a publicly traded provider of software-as-a-service cloud-based business communications solutions. Prior to this, Mr. Hosein served from June 2008 to October 2012 as Chief Financial Officer of Marvell Technology Group Ltd., a publicly traded semiconductor provider of high-performance analog, mixed-signal, digital signal processing and embedded microprocessor integrated circuits, and he also served as its Interim Chief Operating Officer and Secretary from October 2008 to March 2010. From 2003 to 2008, he served as Vice President and Chief Financial Officer of Integrated Device Technology, Inc., a provider of mixed-signal semiconductor solutions. From 2001 to 2003, he served as Senior Vice President, Finance and Administration and Chief Financial Officer of Advanced Interconnect Technologies, a semiconductor assembly and test company. He has also held other senior level financial positions, including the role of Chief Financial Officer at Candescent Technologies, a developer of flat panel display technology. Early in his career, he spent 14 years in financial and engineering roles at IBM Corporation. Mr. Hosein has also served as a director of Dentsply Sirona Inc. (Nasdaq: XRAY), one of the world’s largest manufacturers of professional dental products and technologies, since September 2020.
Mr. Hosein’s qualifications to serve as a director include his years of experience as an executive officer in publicly traded companies in the semiconductor industry, including his roles in operational management, his substantial experience as a chief financial officer responsible for the finance and accounting functions of publicly traded companies, his qualifications as an audit committee financial expert, and his technical background and significant experience in technology-based companies generally.
			2005

Name	Age	Principal Occupation and Background	Director Since
Darren R. Jackson	56
Mr. Jackson has been a member of the Board of Directors since May 2016, and has served as Chairman of the Board of the Company since October 2018. From July 2004 to January 2016, he served on the Board of Directors of Advance Auto Parts, Inc., and served as its Chief Executive Officer from January 2008 to January 2016.  Mr. Jackson also served as President of Advance Auto Parts from January 2008 to January 2009 and from January 2012 to April 2013. Prior to this, Mr. Jackson served in various executive positions with Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, ultimately serving from July 2007 to December 2007 as Executive Vice President of Customer Operating Groups. Mr. Jackson joined Best Buy in 2000 and was appointed as its Executive Vice President-Finance and Chief Financial Officer in February of 2001. Prior to 2000, he served as Vice President and Chief Financial Officer of Nordstrom, Inc., Full-line Stores, a fashion specialty retailer, and held various senior positions, including Chief Financial Officer of Carson Pirie Scott & Company, a regional department store company. Mr. Jackson also served as a director of Fastenal Company (Nasdaq: FAST), which sells industrial and construction supplies, from July 2012 until April 2020.
Mr. Jackson’s qualifications to serve as a director include his years as a Chief Executive Officer, President and Chief Financial Officer of publicly traded companies in the retail and distribution industries, including his operational, logistical and executive management, financial and accounting acumen and experience.
			2016
Duy-Loan T. Le	59
Ms. Le has been a member of the Board of Directors since October 2018. She retired from Texas Instruments Inc. in February 2015, most recently holding the title of Senior Fellow since 2002. During her 33 year career at Texas Instruments, Ms. Le held various leadership positions, including Advanced Technology Ramp Manager for the Embedded Processing Division and worldwide project manager for the Memory Division. Since 2016, she has been president and sole partner of DLE Management Consulting LLC, a management consulting firm. Ms. Le has 33 years of experience in semiconductors, specifically in chip design, silicon manufacturing technology development, and advanced technology manufacturing from concept to high volume production, and 33 years of global business experience, including managing global R&D centers, joint ventures, foundries, and OSAT (Outsourced Semiconductor Assembly and Test) partnerships in Asia and Europe. Ms. Le is currently a member of the board of directors of Ballard Power Systems (Nasdaq: BLDP), National Instruments Corp. (Nasdaq: NATI) and Atomera Incorporated (Nasdaq: ATOM).
Ms. Le’s qualifications to serve as a director include her extensive experience in various aspects of semiconductor design and manufacture, including operations, research and development, product launch, customer interfacing, foundry partnership, and supply chain management while at Texas Instruments. She also has 19 years of experience serving on public company boards of directors.
			2018

Name	Age	Principal Occupation and Background	Director Since
Gregg A. Lowe	59
Mr. Lowe has served as the Company’s President, Chief Executive Officer and as a member of the Board of Directors since September 2017. From June 2012 to December 2015, he served as president and CEO of Freescale Semiconductor, Ltd., a $5 billion company with 17,000 employees and products serving automotive, industrial, consumer and communications markets. Prior to that, he had a long career spanning 28 years at Texas Instruments, most recently serving as senior vice president and leader of the analog business. In addition to his experience with semiconductor companies, Mr. Lowe also holds board positions with Silicon Labs in Austin, Texas (Nasdaq: SLAB) and The Rock and Roll Hall of Fame in Cleveland, Ohio, where he co-chairs the education committee for the board.
Mr. Lowe brings to the Board extensive leadership and deep industry experience from his long career serving publicly-traded companies in the semiconductor industry. Further, Mr. Lowe’s leadership position as the Chief Executive Officer of the Company equips him with a unique perspective to inform Board deliberations on the vision for the company moving forward in addition to crucial insights on the general management and operations of the Company.
			2017
John B. Replogle	55
Mr. Replogle has been a member of the Board of Directors since January 2014. Since October 2017, he has served as a Founding Partner of One Better Ventures, LLC, a venture capital firm focused on consumer brands that have a positive impact. From March 2011 to October 2017, he served as Chief Executive Officer and President of Seventh Generation, Inc., a manufacturer and distributor of sustainable household products. From 2006 to 2011, Mr. Replogle served as President and Chief Executive Officer of Burt’s Bees, Inc., and from 2003 to 2006, he served as General Manager of Unilever’s Skin Care division. Previously, he worked for Diageo, Plc for seven years in a number of different capacities, including as President of Guinness Bass Import Company and Managing Director of Guinness Great Britain. He started his career with the Boston Consulting Group. Mr. Replogle is currently a member of the board of directors of AEA-Bridges Impact Corp. (NYSE: IMPX), and also served as a director of Sealy Corporation, a publicly traded mattress manufacturer, from 2010 to 2013, until its sale to Tempur-Pedic International Inc.
Mr. Replogle’s qualifications to serve as a director include significant senior executive leadership experience, including eleven years of experience as chief executive officer at two companies, as well as deep experience in marketing, branding and distribution of consumer goods. This experience provides him valuable perspective in his role as a director and member of our Audit Committee.
			2014

Name	Age	Principal Occupation and Background	Director Since
Marvin A. Riley	47
Mr. Riley has been a member of the Board of Directors since January 2021. He served as President and Chief Executive Officer of EnPro Industries, Inc. (NYSE: NPO) from July 2019 to July 2021, after previously serving as executive vice president and chief operating officer since July 2017. He has also served in various leadership positions including president of the company’s Fairbanks Morse division; vice president of the company’s corporate manufacturing function; and vice president of global operations for its GGB division. Prior to joining EnPro, Mr. Riley was an executive with General Motors Corporation, working within the General Motors Vehicle Manufacturing Group where he held multiple positions of increasing responsibility from 1997 to 2007. Mr. Riley’s extensive experience at GM includes leadership positions in general assembly, body operations, dimensional control, plant maintenance and supporting multiple vehicle launches. He also credits his deep understanding of lean manufacturing to his time at GM.
Mr. Riley’s qualifications to serve as a director include his long history of executive positions in the automotive and technology industries, including roles in operations and manufacturing, in addition to his experience as a chief executive officer of a publicly traded technology company.
			2021
Thomas H. Werner	61
Mr. Werner has been a member of the Board of Directors since March 2006. He has served as the Chairman of the Board of Directors for SunPower Corporation, a publicly traded manufacturer of high-efficiency solar cells and solar panels, since June 2003 and served as the Chief Executive Officer of SunPower from June 2003 to April 2021. Prior to SunPower, he served as Chief Executive Officer of Silicon Light Machines Corporation, an optical solutions subsidiary of Cypress Semiconductor Corporation, from July 2001 to June 2003. Earlier, Mr. Werner was Vice President and General Manager of the Business Connectivity Group of 3Com Corporation, a network solutions company.
Mr. Werner’s qualifications to serve as a director include significant executive leadership and operational management experience gained at businesses in the technology sector, and the semiconductor industry in particular, including his experience as a chief executive officer of a publicly traded “green technology” company for the past eighteen years.
			2006

Summary of Skills of Nominees
The Board of Directors recommends shareholders
vote FOR election of the nominees named above.

Executive Officers
Mr. Lowe serves as both an executive officer of the Company and a member of the Board of Directors. Neill P. Reynolds (age 46) also serves as an executive officer of the Company.
Mr. Reynolds was appointed as Executive Vice President and Chief Financial Officer of the Company effective August 27, 2018. Before joining the Company, Mr. Reynolds most recently served as the Senior Vice President of Finance, Strategy and Procurement for NXP Semiconductors N.V., or NXP, from December 2015 to August 2018. Prior to this time, Mr. Reynolds served as Vice President of Finance for Freescale Semiconductor, Ltd., or Freescale, from January 2013 until November 2015. Prior to his work with NXP and Freescale, Mr. Reynolds served in finance positions with other international technology companies including General Electric and Advanced Micro Devices.
Code of Ethics
We have adopted a Code of Ethics applicable to our senior financial officers, including our Chief Executive Officer, or CEO, Chief Financial Officer, or CFO, and Executive Vice Presidents. The full text of our Code of Ethics is published on our website at www.cree.com. Consistent with Item 5.05 of Form 8-K, we intend to disclose future amendments to, or waivers from, the Code of Ethics on our website within four business days following the date of such amendment or waiver. We will also provide a copy of our Code of Ethics to any person, without charge. All such requests should be in writing and sent to the attention of the Corporate Secretary, Cree, Inc., 4600 Silicon Drive, Durham, NC 27703.
Board Composition and Independence of Directors
The size of the Board of Directors was fixed at not less than five nor more than nine members by the Company’s shareholders, with the Board determining the number within that range from time to time. Nine persons have been nominated for election at the annual meeting. The proxies solicited by the Board of Directors cannot be voted for more than nine nominees.
A majority of the Board of Directors must be comprised of independent directors for the Company to comply with the listing requirements of The Nasdaq Stock Market LLC, or the Nasdaq Listing Rules. Currently, the Board of Directors is composed of Messrs. Lowe, Hodge, Hosein, Jackson, Replogle, Riley and Werner and Mses. Dorchak and Le. The Board of Directors has determined that eight of the present directors—Messrs. Hodge, Hosein, Jackson, Replogle, Riley and Werner and Mses. Dorchak and Le—are each an “independent director” within the meaning of the applicable Nasdaq Listing Rules. Additionally, the Board of Directors previously determined that Anne Whitaker, who served on the Board of Directors until her retirement from the Board in January 2021, was also an “independent” director within the meaning of these rules.
The Leadership Structure of the Board of Directors
The leadership of the Board of Directors includes the Chairman of the Board, the Lead Independent Director (if the Chairman is not independent), and the Chairman of each of the Audit Committee, the Compensation Committee and the Governance and Nominations Committee.
The responsibilities of the Chairman of the Board under our Bylaws are to preside at meetings of the Board of Directors and shareholders and to perform such other duties as may be directed by the Board from time to time. The Chairman also has the power to call meetings of the Board of Directors and of the shareholders. Mr. Jackson has served as Chairman of the Board since 2018.
The day-to-day work of the Board of Directors is conducted through its three principal standing committees—Audit, Compensation and Governance and Nominations—to which the Board has delegated authority and responsibilities in accordance with the committees’ respective charters. The Chairmen of each of these committees are independent directors appointed by the Board upon the recommendation of the Governance and Nominations Committee. Under our Corporate Governance Principles, the Chairman of each committee is responsible for development of the agenda for committee meetings, and each committee must regularly report to the Board of Directors on the discussions and actions of the committee.

The Board of Directors has determined that this leadership structure is appropriate for the Company and best serves the interests of the shareholders under the present circumstances. In particular, the Board has determined that the Company is best served by having Mr. Jackson hold the position of Chairman of the Board. This determination is based in part upon the experience, leadership qualities and skills that Mr. Jackson brings to the Board, as detailed in the section captioned “Nominees for Election as Directors” on page 6. In addition, Mr. Jackson has familiarity with the Company’s unique opportunities and challenges from his prior service on the Board, in addition to his wealth of public company executive and board experience, including previously serving as Chief Executive Officer and director of Advance Auto Parts, Inc. As such, the Board determined that Mr. Jackson’s ability to lead discussions on matters affecting the Company maximizes the efficiency and productivity of the deliberations of the Board. Although the Board believes this structure is appropriate under the present circumstances, the Board has also affirmatively determined not to adopt a policy on whether the roles of Chairman and CEO should be separated or combined because the Board believes that there is no single best blueprint for structuring board leadership and that, as circumstances change, the optimal leadership structure may change.
Board’s Role in Risk Oversight
The Board, acting itself or through one or more of its committees, has general oversight responsibility for corporate risk management, including oversight of management’s implementation of risk management practices. While the Board is responsible for risk oversight, management is ultimately responsible for assessing and managing our risk exposures. The Board directly oversees management’s assessment, mitigation efforts and monitoring of strategic and operational risks, such as those relating to competitive dynamics, market trends and developments in the Company’s industry, changes in economic conditions and cybersecurity. Senior management regularly updates business plans for each of the Company’s product lines, including an assessment of strategic and operational risks and responses to identified risks, and members of the Board and senior management meet annually to review these plans. In addition, senior management reports to the Board at each quarterly Board meeting on progress made against these strategic plans, including an update on changes in risk exposure and management’s responses to the changes.
The Board also fulfills its risk oversight role through its committees. Specifically, the Audit Committee charter assigns it the responsibility to review periodically with management, the internal auditors, and the independent auditors the Company’s significant financial risk exposures, including the Company’s policies with respect to risk assessment and Company-wide risk management, and to assess the steps management has taken to monitor and control such exposures. The Audit Committee regularly discusses material risks and exposures with our independent registered public accounting firm and receives reports from our accounting and internal audit management personnel regarding such risks and exposures and how management has attempted to minimize the exposures. The Audit Committee’s primary focus is financial risk, including our internal control over financial reporting. Particular areas of focus of the Audit Committee include risks associated with taxes, liquidity, investments, information technology security, material litigation, and compliance.
Similarly, the Compensation Committee charter assigns it the responsibility to review periodically with management the Company’s compensation programs as they relate to risk management practices and risk-taking incentives, including an assessment of whether the Company’s compensation policies and practices encourage excessive or inappropriate risk-taking. The Committee also considers risk management as it develops and approves incentive and other compensation programs for our executive officers, and it performs risk oversight in the area of management succession.
Each of these committees reports to the Board of Directors with respect to the risk categories it oversees. These ongoing discussions enable the Board to monitor our risk exposure and evaluate our risk mitigation efforts.
Compensation Program Risk Assessment
We have assessed our compensation programs and have concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. The risk assessment process included a review by management and by Radford, an Aon Company, independent consultants to the Compensation Committee, of compensation policies and practices, focusing on programs with variable compensation, specifically:

•restricted stock unit awards and performance stock unit awards under our 2013 Long-Term Incentive Compensation Plan, or the LTIP;
•performance unit awards payable to our CEO and to our Executive Vice President(s) under the LTIP which provide for cash payments based upon achieving annual corporate financial goals;
•awards under our cash incentive bonus plan, in which most of our senior managers (other than our named executive officers) participate and may receive payments based upon achieving annual corporate financial goals; and
•sales commission incentive programs for our sales personnel.
Based upon this review, we concluded that our compensation policies and practices do not encourage excessive or inappropriate risk-taking.  We believe our programs are appropriately designed to encourage our employees to make decisions that should result in positive short-term and long-term results for our business and our shareholders.  Management and Radford reviewed the results of this review with the Compensation Committee at a meeting in August 2021, and the Committee concurred with management’s assessment at that time.
Corporate Social Responsibility
The Company is committed to creating a responsible and sustainable business environment through focused attention on the Company’s impact on our people and communities, as well as environmental sustainability.
For more than 30 years, since the Company’s beginnings in a lab at NC State University, the Company has been innovating and delivering technology solutions designed to enable our customers and society to do more with less—by supplying semiconductor components that enable greater efficiency and performance, smaller systems, and lower costs. We are on a mission to transform the semiconductor market with the adoption of silicon carbide. Our continued innovation and commercialization of silicon carbide and gallium nitride (GaN) enable other industry pioneers to develop products that are the next generation in energy efficiency. Wolfspeed® technologies are at the heart of today’s biggest industry transformations, including the move to electric vehicles, wireless infrastructure to unlock the potential of smart cities, and ubiquitous power storage to enable the broader adoption of alternative energy.
People and Communities
We are committed to creating and sustaining a culture where all employees are engaged and can contribute to their full potential. Our culture fosters an inclusive workplace, and our hiring efforts develop employees from the communities where we operate. Employee health and safety is key to our culture and success. Our employees are empowered to actively identify safety issues, take ownership for working safely, openly report concerns, and recognize positive behaviors that promote a safe work environment. We aim to hire the best available talent, develop our employees, and promote from within. We fuel long-term growth opportunities through an internal mobility practice that combines ongoing workforce development, leadership training, education assistance and career path planning. In parallel, we refreshed our corporate values. Hundreds of employees participated in focus groups, which culminated in the creation of values the entire team can support. With the input from those focus groups, we have been steadily improving our benefits programs to more closely align with employees’ needs. Our peoples’ daily experience and ability to do their best work is our top priority.
We have also developed and deployed a company-wide philanthropic program with a mission to help our communities ensure our neighbors have a roof over their heads, enough to eat and an opportunity to excel. We have enhanced partnerships with local food banks, STEM organizations and Habitat for Humanity in the communities where we operate, and continue to live our values through direct impacts that improve access to food, education and housing for our neighbors. The Company’s Women’s Initiative, our first employee resource group, is dedicated to empowering our women and continuously hosts programs and events to cultivate and celebrate the rich diversity of thought, perspectives, and life experiences so critical to our success.
In response to the COVID-19 pandemic, we implemented safety protocols and new procedures to protect our employees, customers and suppliers. In line with guidance from the World Health Organization, local health authorities and other governmental authorities, we have implemented numerous preventative hygiene and safety measures at our facilities. As the pandemic continues, the health and well-being of our workforce remains a top priority while we work to ensure productivity for those employees working from home. When we begin a transition to return to the office, we are planning to offer a ‘work where it works’ arrangement that allows employees to continue to have the option of working remotely.
Diversity and Inclusion
We believe diversity, equity, and inclusion drives better business results and makes all of us better employees and people. We are striving to build an environment where inclusivity is real and active, rather than theoretical and static. We celebrate our employees’ differences and authenticity, and understand that diverse ideas, perspectives, thinking styles, and backgrounds produce higher quality decisions, enabling us to solve problems other companies consider to be impossible. Our efforts to foster a diverse and inclusive workplace include Employee Resources Groups (“ERGs”), a Diversity, Equity and Inclusion leadership team that partners with our Human Resources department and various scholarship programs in our surrounding communities. We believe these initiatives help contribute to the development of future leaders, increased employee engagement and expanded market reach.
Environmental Sustainability
Our products enable customers to deliver solutions that significantly reduce greenhouse gas emissions by displacing fossil fuel usage in transportation and energy generation and storage. Our goal is to safely design and develop products that realize energy efficiency, minimize environmental impacts, and have sustainable life cycles.
In our operations, we promote improvement to our environmental performance and reducing the overall impacts of our manufacturing processes. From a quality perspective, we advance our “Zero-Defect Mindset” throughout our factories. This mindset helps us reduce waste, improve raw material usage, as well as increase customer satisfaction to meet the standards required by target industries.
For more information about our corporate responsibility efforts, please refer to the Sustainability section of our website at www.cree.com/about/sustainability. These materials and our website are not incorporated by reference in, and are not part of, this proxy statement.
Attendance at Meetings
The Board of Directors held eleven meetings during fiscal 2021. Each incumbent director attended or participated in 75% or more of the aggregate number of meetings of the Board of Directors held during the period in which he or she was a director and the number of meetings of committees on which he or she served that were held during the period of his or her service.
The Company expects all directors to attend each annual meeting of shareholders absent good reason. All nine directors serving at that time and standing for reelection attended the 2020 Annual Meeting of Shareholders (attended virtually).
Standing Committees
The standing committees of the Board of Directors include the Audit Committee, the Governance and Nominations Committee and the Compensation Committee. Each of these committees operates under a written charter adopted by the Board of Directors, copies of which are available on the Company’s website at www.cree.com. Each committee is composed solely of independent directors. The following is a brief description of the responsibilities of each of the existing standing committees and their composition.
Audit Committee
The Audit Committee is appointed by the Board of Directors to oversee the accounting and financial reporting processes of the Company and audits of the Company’s financial statements. The responsibilities of the Audit Committee include acting on the Board of Directors’ behalf in providing oversight with respect to (1) the quality and integrity of the Company’s financial statements and internal accounting and financial controls; (2) all audit, review and attest services relating to the Company’s financial statements and internal controls, including the appointment, compensation, retention and oversight of the work of the independent auditors engaged to provide audit services to the Company; and (3) the Company’s compliance with legal and regulatory requirements. In addition, the Audit Committee is charged with conducting appropriate review and oversight of any related person transactions, other than related person transactions for which the Board of Directors has delegated review to another independent body of the Board of Directors.
The members of the Audit Committee during fiscal 2021 were Messrs. Hodge, Hosein, Jackson and Replogle. The Board of Directors has determined that all members of the Committee are “independent directors” within the meaning of the applicable Nasdaq Listing Rules, including the special independence requirements applicable to Audit Committee members. Mr. Hosein is Chairman of the Audit Committee and has served in that capacity since October 2018. The Board of Directors has determined that each of Messrs. Hodge, Hosein, Jackson and Replogle is an “audit committee financial expert” as defined in Item 407 of Regulation S-K of the Securities and Exchange Commission. The Audit Committee held five meetings during fiscal 2021. The Audit Committee from time to time also takes action by unanimous written consent in lieu of holding a meeting.
Governance and Nominations Committee
The Governance and Nominations Committee is appointed by the Board of Directors to assist the Board of Directors in fulfilling its responsibilities to shareholders by (1) identifying individuals qualified to become directors and recommending that the Board of Directors select the candidates for all directorships to be filled by the Board of Directors or by the shareholders; (2) upon the recommendation of the Compensation Committee, determining compensation arrangements for non-employee directors; (3) developing and recommending to the Board of Directors corporate governance principles for the Company; (4) assisting the Board of Directors in discharging its oversight responsibility related to environmental, social and governance (“ESG”) matters such as climate change impacts, energy and natural resources conservation, environmental and supply chain sustainability, human rights, employee health, safety and well-being, diversity and inclusion, and corporate charitable and philanthropic activities and other ESG issues that are relevant and material to the Company; and (5) otherwise taking a leadership role in shaping the corporate governance of the Company.
The members of the Governance and Nominations Committee during fiscal 2021 were Messrs. Hodge, Hosein, Jackson, Replogle, Riley and Werner and Mses. Dorchak, Le and Whitaker (until January 2021). The Board of Directors has determined that all members of the Committee are “independent directors” within the meaning of the applicable Nasdaq Listing Rules. Mr. Replogle is Chairman of the Governance and Nominations Committee and has served in that capacity since October 2018. The Governance and Nominations Committee charter establishes a policy with regard to the consideration of director candidates, including those candidates recommended by shareholders. The Governance and Nominations Committee will consider written nominations properly submitted by shareholders according to procedures set forth in the Company’s Bylaws. For a description of these procedures and policies regarding nominations see “Procedures for Director Nominations” and “2022 Annual Meeting of Shareholders” on page 56 below. The Governance and Nominations Committee held four meetings during fiscal 2021. The Governance and Nominations Committee from time to time also takes action by unanimous written consent in lieu of holding a meeting.
Compensation Committee
The Compensation Committee is appointed by the Board of Directors to assist the Board of Directors in discharging its overall responsibility relating to executive officer and director compensation and to oversee and report to the Board of Directors as appropriate on the Company’s compensation and benefit policies, programs and plans, including its stock-based compensation programs and employee stock purchase plan. The Compensation Committee approves the compensation of all executive officers, administers the Company’s stock-based compensation programs and recommends compensation for non-employee directors to the Governance and Nominations Committee for approval. In addition, the Compensation Committee is charged with conducting appropriate review and oversight of any related person transactions involving compensation for directors or executive officers or their immediate family members and engaging and evaluating the Company’s compensation advisors, including evaluation of the advisors’ independence in advance of engagement.
The Compensation Committee may delegate its authority to adopt, amend, administer and/or terminate any benefit plan, other than retirement plans or stock-based compensation plans or non-stock-based compensation plans in which directors or executive officers are eligible to participate, to the Company’s CEO, any other officer of the Company, or to a committee the membership of which consists of at least one Company officer. To the extent not inconsistent with governing requirements, the Compensation Committee may also delegate its authority to grant equity awards other than awards to directors and executive officers to a committee comprised solely of executive officers or to one or more executive officers and may delegate its authority for day-to-day administration of the Company’s stock-based plans to any officer or employee of the Company.
The Compensation Committee generally makes decisions and recommendations regarding annual compensation at its June and August meetings each year. The Compensation Committee solicits the recommendations of the Company’s CEO with respect to the compensation of the Company’s executive officers other than himself and factors these recommendations into the determination of compensation, as described in “Compensation Discussion and Analysis.” In addition, the Compensation Committee engaged Radford to conduct an annual review of the Company’s compensation program for its executive officers and directors, including a review for fiscal 2021. Radford provided the Compensation Committee with relevant market data and recommendations to consider when making compensation decisions with respect to the executive officers and in making recommendations to the Governance and Nominations Committee with respect to the compensation of non-employee directors. The Company also engaged Radford for additional services as further discussed in the section entitled “Role of Compensation Consultant” on page 27 below.
The members of the Compensation Committee during fiscal 2021 were Messrs. Riley and Werner and Mses. Dorchak, Le and Whitaker (until January 2021). The Board of Directors has determined that all members of the Committee are “independent directors” within the meaning of the applicable Nasdaq Listing Rules. Mr. Werner is Chairman of the Compensation Committee and has served in that capacity since 2007. The Compensation Committee held seven meetings during fiscal 2021. The Compensation Committee from time to time also takes action by unanimous written consent in lieu of holding a meeting.
Review and Approval of Related Person Transactions
The Audit Committee must approve any related person transaction, other than any related person transaction for which the Board of Directors has delegated review to another independent body of the Board of Directors. The Board of Directors has delegated review of any related person transaction involving compensation for directors or executive officers or their immediate family members to the Compensation Committee. “Related person transaction” is defined in the Audit Committee and Compensation Committee charters as any transaction required to be disclosed pursuant to Securities and Exchange Commission Regulation S-K, Item 404, and any other transactions for which approval by an independent body of the Board of Directors is required pursuant to applicable law or listing standards applicable to the Company. In determining whether to approve such transactions, the members of the Audit Committee, the Compensation Committee, or another independent body of the Board of Directors delegated by the Board of Directors, may exercise their discretion in performance of their duties as directors.  These duties include the obligation of a director under North Carolina law to “discharge his duties as a director, including his duties as a member of a committee:  (1) in good faith; (2) with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and (3) in a manner he reasonably believes to be in the best interests of the corporation.” North Carolina General Statutes Section 55-8-30(a). The Audit Committee generally approves related person transactions.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires that the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, officers and ten percent beneficial owners were complied with on a timely basis during fiscal 2021.
Anti-Hedging Policy
The Company’s Securities Trading Policy prohibits all employees (including officers) and members of the Board from engaging in any hedging transactions with respect to any equity securities of the Company held by them, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds designed to hedge or offset any decrease in the market value of such equity securities.

OWNERSHIP OF SECURITIES
Principal Shareholders and Share Ownership by Management
The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of September 2, 2021 by (1) each person known to the Company to be the beneficial owner of more than 5% of the outstanding common stock; (2) each person named in the Summary Compensation Table on page 37; (3) each person serving as a director or nominated for election as a director; and (4) all current executive officers and directors (including director nominees) as a group as of September 2, 2021. Except as otherwise indicated by footnote or to the extent shared by spouses under applicable law, to the Company’s knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name and Address (1)	Common Stock Beneficially Owned	Percentage of Outstanding Shares
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	14,072,356	12.1%
Capital Research Global Investors (3) 333 South Hope Street, 55th Fl. Los Angeles, CA 90071	13,517,839	11.6%
The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	10,155,096	8.7%
Capital International Investors (5) 333 South Hope Street, 55th Fl. Los Angeles, CA 90071	8,446,568	7.3%
ClearBridge Investments, LLC (6) 620 8th Avenue New York, NY 10018	7,902,702	6.8%
Gregg A. Lowe (7)	403,949	*
Neill P. Reynolds	50,990	*
Thomas H. Werner	61,315	*
John B. Replogle	58,004	*
Clyde R. Hosein	48,369	*
Darren R. Jackson	43,228	*
Duy-Loan T. Le (8)	18,311	*
John C. Hodge (9)	13,599	*
Glenda M. Dorchak	3,889	*
Marvin A. Riley	—	*
All current directors and executive officers as a group (10 persons) (10)	701,654	*
________________
*    Less than 1%.
(1)    Unless otherwise noted, all addresses are in care of the Company at 4600 Silicon Drive, Durham, NC 27703.
(2)    As reported by BlackRock, Inc. in a Schedule 13G/A filed with the Securities and Exchange Commission on February 5, 2021, which states that BlackRock, Inc. has sole dispositive power with respect to all of such shares and sole voting power with respect to 13,186,936 shares.
(3)    As reported by Capital Research Global Investors in a Schedule 13G/A filed with the Securities and Exchange Commission on February 16, 2021, which states that Capital Research Global Investors has sole investment and voting authority with respect to all of such shares.

(4)    As reported by The Vanguard Group in a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2021, which states that The Vanguard Group has sole dispositive power with respect to 9,994,040 shares, shared dispositive power with respect to 161,056 shares, and shared voting power with respect to 72,608 shares.
(5)    As reported by Capital International Investors in a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2021, which states that Capital International Investors has sole dispositive power with respect to all of such shares and sole voting power with respect to 8,443,357 shares.
(6)    As reported by ClearBridge Investments, LLC in a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2021, which states that Clearbridge Investments, LLC has sole dispositive power with respect to all of such shares and sole voting power with respect to 7,763,703 shares.
(7)    Includes 52,212 shares subject to RSUs vesting within sixty days of September 2, 2021.
(8)    Includes 1,480 shares subject to RSUs vesting within sixty days of September 2, 2021.
(9)    Includes 1,480 shares subject to RSUs vesting within sixty days of September 2, 2021.
(10) For all current executive officers and directors as a group, includes a total of 55,172 shares subject to RSUs vesting within sixty days of September 2, 2021.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis describes the compensation of the Company’s named executive officers for fiscal 2021. The discussion explains the decisions that were made by the Compensation Committee in determining the fiscal 2021 compensation for each named executive officer:

Additional Information	35
Other Benefits and Perquisites	35
Post-Termination Arrangements	36
Section 162(m) Treatment Regarding Performance-Based Equity Awards	36
Share Ownership Guidelines	36
Anti-Pledging and Hedging Policies	36
Executive Summary
How Our Compensation Program Works. The Compensation Committee of the Board of Directors has overall responsibility for executive officer compensation, including defining the compensation philosophy, setting each element of compensation and approving individual compensation decisions. The Committee is also responsible for overseeing administration of compensation and benefit programs and plans in which the executive officers are eligible to participate.
Consistent with the Committee’s philosophy in prior fiscal years, the Committee believes that the Company’s executive officer compensation should:
•be linked closely to the Company’s operational, financial and business performance;
•align the interests of the executives with those of the Company’s shareholders;
•provide incentives for achieving the Company’s operational, financial and business goals; and
•provide individual executive officers with the opportunity to earn compensation at levels that are competitive with executives in comparable jobs within the Company’s peer company group.
The primary elements of the Company’s executive compensation program are:
•base salary;
•performance-based cash incentive compensation, which is paid annually under our long-term incentive compensation plan (or LTIP) for our Chief Executive Officer (or CEO) and our other named executive officers; and
•long-term equity incentive compensation, in the form of restricted stock units (RSUs) and performance stock units (PSUs).
The cash incentive and equity incentive elements are linked directly to the Company’s corporate performance and shareholder return, and these elements account for the majority of the target total direct compensation (as defined below) of each executive officer. While these incentive elements provide an opportunity for the executive officer to receive considerable value in terms of compensation, total direct compensation actually realized by the executive officer can vary substantially from the target total direct compensation depending on the degree to which the Company’s operational, financial and business objectives are achieved for the relevant fiscal year and shareholder value is increased. We discuss the difference between targeted total direct compensation and realized total direct compensation below.
Named Executive Officers at Fiscal Year End. The named executive officers who were serving as executive officers of the Company for fiscal 2021 were:
•Gregg A. Lowe, President and Chief Executive Officer; and
•Neill P. Reynolds, Executive Vice President and Chief Financial Officer.
Key Compensation Decisions Made for Fiscal 2021. Key actions the Committee took in summer 2020 and fall 2020 with respect to the named executive officers are summarized below. These actions are discussed in depth below under “—Elements of Executive Compensation and Analysis of Fiscal 2021 Compensation Decisions—Overall Program Design and Fiscal 2021 Implementation.”
•Base salaries. The Committee determined for both Mr. Lowe and Mr. Reynolds not to increase base salaries following a review of competitive market data, individual performance during the year and the Company’s financial performance.
•Aggressive operational, financial, and business targets and objectives for performance-based short-term cash incentive compensation. The Committee established challenging annual Company-wide operational, financial, and business targets and objectives for the named executive officers for the fiscal 2021 performance-based cash incentive program. The targeted payout for each of Messrs. Lowe and Reynolds did not change from fiscal 2020 to fiscal 2021 and was based on each named executive officer’s specific target performance-based cash incentive percentage, individual performance, and company performance as measured by six individually weighted corporate objectives. These objectives and relative weightings include the following.
◦Company-wide revenue (25.0%);
◦Non-GAAP gross margin (25.0%);
◦MOSFET chute yield performance (12.5%);
◦Design-ins and pipeline generation (12.5%);
◦Mohawk Valley Fab completion (tool readiness) (12.5%); and
◦Accomplishment of certain diversity, equity and inclusion initiatives (12.5%).
The Company’s aggregate weighted performance resulted in an 88% achievement/payout level for fiscal 2021, and Messrs. Lowe and Reynolds received payouts equaling 88% of their individual targets of annual cash incentive compensation under the LTIP as described in “Elements of Executive Compensation and Analysis of Fiscal 2021 Compensation Decisions—Performance-Based Cash Incentive Compensation (LTIP)—Results and Actual Payouts for Fiscal 2021” below.
•Long-term equity compensation. For fiscal 2021, the Company granted equity awards to the named executive officers in the form of RSUs and PSUs to align the interests of the named executive officers with Company shareholders and to facilitate named executive officer retention.
•Supplemental Performance Share Award for CEO. In September 2020, the Committee determined it was in the best interest of the Company and its shareholders to grant Mr. Lowe a supplemental performance share award to incentivize him to further drive operational, financial and business performance over a longer period of time in-line with the Company’s long-term strategic objectives, and to serve as a retention tool in light of the September 2020 vesting of Mr. Lowe’s original new hire PSU grant (granted in September 2017 as an inducement grant for Mr. Lowe to join the Company as CEO). This supplemental performance share award was granted effective September 1, 2021, with grant date approximate value of $4 million. Performance will be measured over a three-year period of time based on achievement of the following objectives:
◦Design-ins and pipeline generation (three-year cumulative);
◦MOSFET chute yield percentage (improving an important operations yield measure; with achievement to be measured in fiscal 2023);
◦200mm-equivalent wafer production volume in the Mohawk Valley fab (with achievement to be measured in fiscal 2023); and
◦Accomplishment of certain diversity, equity and inclusion initiatives (three-year cumulative).
•Proportion of performance-based pay. Based on the Committee’s pay-for-performance philosophy (as further discussed below), as a direct result of the Committee’s compensation decisions, approximately 93% of Mr. Lowe’s target total direct compensation for fiscal 2021 was comprised of variable performance-based pay in the form of short-term cash incentives and long-term equity awards. Similarly, Mr. Reynolds’ target total direct compensation for fiscal 2021 was comprised of approximately 80% variable performance-based pay in the form of short-term cash incentives and long-term equity awards.
Fiscal 2021 Company Operational, Financial and Business Performance. In fiscal 2021 we continued our transformational journey toward our goal of transforming the Company into a pure-play global semiconductor powerhouse with a sharpened strategic focus to lead the industry transition from silicon to silicon carbide. While continuing to navigate the challenges of COVID-19, the Company has taken vital steps to transform our business while operating in a way that prioritizes employee safety and the ability to serve the needs of our customers. With the completion of the divestiture of our LED Products business, we believe we have created a pure-play semiconductor powerhouse positioned to lead the global transition from silicon to silicon carbide. As part of the company transformation, we also intend to change the name of our company to Wolfspeed. This capitalizes on our deep-domain expertise of creating silicon carbide-based solutions for the last 30-plus years while at the same time building our competitive position in both the materials and device markets. Early next year, we expect to ramp our new Mohawk Valley fab on 200mm silicon carbide wafers, establishing the world’s largest silicon-carbide fab producing devices for automotive and industrial applications.
For fiscal 2021, the Company had revenue from continuing operations of $525.6 million, which represents a 12% increase when compared to revenue from continuing operations of $470.7 million for fiscal 2020. GAAP net loss from continuing operations was $341.3 million, or $3.04 per diluted share. This compares to a GAAP net loss from continuing operations of $197.6 million, or $1.83 per diluted share, for fiscal 2020. On a non-GAAP basis, net loss from continuing operations for fiscal year 2021 was $104.7 million, or $0.93 per diluted share, compared to non-GAAP net loss from continuing operations of $76.6 million, or $0.71 per diluted share, for fiscal 2020. The Company’s non-GAAP results discussed above exclude costs related to stock-based compensation expense; amortization or impairment of acquired intangibles; factory optimization restructuring; severance and other restructuring; project, transformation, transaction and transition costs; start-up costs; non-restructuring related executive severance; abandoned asset charges; net changes in the fair value of our formerly held ENNOSTAR (Lextar) investment; interest income on transaction-related note receivable; gain on arbitration proceedings; gain on partial debt extinguishment; accretion on convertible notes; loss on wafer supply agreement; and an income tax adjustment associated with the foregoing. Please see the Company’s earnings release for the fourth quarter and fiscal year ended June 27, 2021 included as Exhibit 99.1 to the Form 8-K furnished to the Securities and Exchange Commission on August 17, 2021, for a full reconciliation of our GAAP to non-GAAP numbers, and management’s reasons for utilizing non-GAAP numbers.
The Company achieved over $2.9 billion in design-ins, representing an increase of 55% over our fiscal 2020 performance. Design-ins from Power products contributed over three quarters of the fiscal 2021 total, and automotive design-ins accounted for over half of our fiscal 2021 total, increasing by more than a third from the prior year. Similarly, our other key vertical market, Communications and Infrastructure, also achieved an increase of over a third from fiscal 2020.
Despite the obstacles presented by a global pandemic, the Company continued to stay on track to complete the construction and build out of the Mohawk Valley fab for the second half of fiscal 2022. Tool installations have begun and continue in preparation for production of the first silicon carbide products in the second quarter of fiscal 2022, and achievement of both industrial and automotive qualification in the second half of fiscal 2022. Yields on 200mm wafers in our pilot line remain solid and continue to build confidence in our ability to qualify and ramp the Mohawk Valley fab as a 200mm world-class automated line.
Finally, the Company made tremendous progress in fiscal 2021 towards establishing and delivering on company-wide diversity, equity and inclusion (DEI) objectives. The Company’s DEI performance was measured through eight distinct objectives, focused on increasing participation of women and underrepresented employees in mentoring programs, increasing women and underrepresented employees in selection and participation of Company-sponsored internships, establishing new internal and external DEI programs, and supporting women and underrepresented employees through greater involvement in training and tuition assistance programs. Seven of the eight objectives were exceeded, overachieving absolute targets significantly, on average resulting in approximately 227% achievement of established targeted outcomes. The Company achieved 90% performance against the targeted outcome on the final DEI performance objective.
In sum, as mentioned above, across six different performance objectives, the Company achieved an aggregate weighted performance level of 88% for fiscal 2021.
As described below, the Company’s executive compensation program for fiscal 2021 generally worked as intended for the named executive officers, matching payouts to actual Company operational, financial and business performance. The Committee remains committed to reinforcing the Company’s pay-for-performance philosophy in fiscal 2022 and beyond, and has similarly designed the fiscal 2022 compensation packages for named executive officers accordingly.
Fiscal 2021 CEO Realized Pay and the Company’s Fiscal 2021 Performance. The table below illustrates the relationship between Mr. Lowe’s target pay for fiscal 2021, including for this purpose only additional amounts Mr. Lowe could potentially earn in fiscal 2021 as a result of prior year equity awards intended to vest in fiscal 2021, and the amounts actually realized based on our fiscal 2021 performance against the metrics established for our short and long term incentive programs for fiscal 2021 (and prior fiscal years, as applicable). This table supplements the information contained in the Summary Compensation Table on page 37 and should be read in conjunction with the Summary Compensation Table. Additionally, the individual compensation elements are discussed in more detail in the discussion that follows in “—Elements of Executive Compensation and Analysis of Fiscal 2021 Compensation Decisions.” As can be seen below, Mr. Lowe’s realized cash compensation for fiscal 2021 was 93% of his targeted pay for fiscal 2021, which the Committee believes reflects that its pay for performance compensation structure worked as intended. Given the increase in the Company’s stock price during fiscal 2021, Mr. Lowe’s long-term equity compensation increased along with the Company’s stock price. Overall, Mr. Lowe’s total realized compensation for fiscal 2021 was 238% of his total targeted compensation.

Compensation Realized by Our CEO for Fiscal 2021
(Mr. Lowe)

Compensation Element	Performance Period	Description	Fiscal 2021 Target Value (by element)	Amount Realized for Fiscal 2021	% of Target Realized
Annual Compensation
Annual Cash Compensation
Base Salary	Fiscal 2021	Mr. Lowe currently is positioned at approximately the 50th percentile of the market. Mr. Lowe did not receive an increase to base salary for fiscal 2021.	$875,000	$875,000	100%
Short-Term Incentive	Fiscal 2021	Mr. Lowe’s annual cash-based incentive target is 140% of his salary. This is positioned between the 50th and 75th percentile of the market. Based on the achievement of operational, financial and business objective measures for fiscal 2021, payout was 88% of target.	$1,225,000	$1,078,000	88%
Total Annual Cash Compensation			$2,100,000	$1,953,000	93%
Fiscal 2021 Long-Term Incentive Compensation
Performance Stock Units	PSUs granted in prior years (grant made in fiscal 2018)	Mr. Lowe was granted 208,854 PSUs in September 2017 upon his hire, with the actual number of shares earned based on the Company’s Relative Total Shareholder Return (TSR) compared to a peer group of companies over a three-year period of time. The Company’s TSR ranked in the 91st percentile as compared to peers, thus 150% of the PSUs granted to Mr. Lowe vested, resulting in the issuance of 313,282 shares.	$5,791,521	$18,835,957	325%
Restricted Stock Units	RSUs granted in prior years scheduled to vest for fiscal 2021 service (grants made in fiscal 2018, fiscal 2019, and 2020)	RSUs comprise 50% of Mr. Lowe’s annual equity grant, consistent with other executives. These time-based awards vest equally over four years. This represents the vesting of the stock awards that were granted in fiscal 2018, 2019 and 2020.	$2,891,111	$4,898,848	169%
Total Long-Term Incentive Compensation			$8,682,632	$23,734,805	273%
Total Realized Compensation for Fiscal 2021			$10,782,632	$25,687,805	238%
The “Amount Realized for Fiscal 2021” column above differs from the Summary Compensation Table “Total” column for fiscal 2021. In addition to pay actually received for fiscal 2021, the Summary Compensation Table includes the accounting value of equity granted for fiscal 2021, which may or may not ever be earned. In contrast, the Compensation Realized by Our CEO for Fiscal 2021 table above reports only the elements of compensation actually received and/or realized by Mr. Lowe during fiscal 2021. Specifically, the values for equity awards in the compensation realized table above show the gross compensation (before applicable taxes) that Mr. Lowe was targeted to receive for fiscal 2021 upon the vesting of RSUs and PSUs, regardless of the fiscal year when these awards were granted, as compared to the value he actually received upon such vesting, if any. The “Amount Realized for Fiscal 2021” for the RSUs and PSUs is greater than the “Target Value” above based on performance and award achievement above target (new hire PSU grant), and the Company’s stock price increases since the dates of grant. Target values and amount realized for PSUs and RSUs are based on the Company’s closing share price on the date of grant, and date of vesting respectively. As an example, the number of shares issued to Mr. Lowe upon vesting of his new hire PSU grant was 150% greater than the number of units granted, and the Company’s closing share price from date of grant to date of vesting increased by 116% over the three-year period of time.
Compensation Philosophy and Objectives
The Committee believes that the compensation packages provided to the named executive officers should include both cash and stock-based compensation and should utilize performance-based compensation to reward performance as measured against established operational, financial and business goals, which results in increased compensation to the named executive officers if the Company meets or exceeds these goals. For fiscal 2021, the Committee endeavored to create compensation packages for the named executive officers with the general goal that approximately 75% (or more) of such individuals’ target total direct compensation would be at risk, and would generally only be earned by the executives based on performance as measured against established business goals.
For fiscal 2021, the Committee generally targeted total target cash compensation (consisting of base salary and targeted short-term cash incentives), and total target total direct compensation (consisting of total target cash compensation plus total target long-term equity compensation) for the 2021 fiscal year only, to be between the 50th and the 75th percentiles of the market data, reflecting an equity-heavy focus, with such equity to be delivered for fiscal 2021 through a mix of 50% RSUs and 50% PSUs. Actual total cash compensation, or TCC, and actual total direct compensation, or TDC, for fiscal 2021 would then vary with the performance-based elements of TCC or TDC based on corporate and individual performance for fiscal 2021. The Committee does not consider long-term equity compensation granted in prior fiscal years that have multi-year vesting and/or performance schedules in determining target total direct compensation for a particular fiscal year to avoid “double counting” of compensation.
In setting fiscal 2021 compensation for the named executive officers, the Committee:
•evaluated each element of compensation as compared to executives in similar roles in the Company’s Peer Group (as defined below) and the Radford Global Technology survey;
•assessed the performance of the named executive officers, and considered the scope of responsibility and strategic impact of their respective roles within the Company;
•emphasized variable and performance-based compensation to motivate executives to achieve the Company’s business objectives and align pay with performance; and
•utilized equity compensation to create a culture of ownership and focus on long-term growth to ensure that equity compensation would continue to play a significant role in the total pay mix for the executives, in order to ensure their alignment with shareholder interests.
Set forth below is graphic representation of the fiscal 2021 targeted total pay mix for Messrs. Lowe and Reynolds. The Fiscal 2021 CEO Pay Mix chart does not include the supplemental performance share award issued to Mr. Lowe in fiscal 2021 because that award is not expected to be an annual or recurring award.

Compensation Process
Compensation Calendar. Our Compensation Committee employs a fairly typical and well-defined process and annual calendar in connection with making its annual compensation decisions. The Committee holds five regularly scheduled meetings each fiscal year (with such meetings always one quarter in arrears: the first Committee meeting of the fiscal year is in October (typically the day before or of our Annual Shareholder Meeting); the second Committee meeting is in January; the third Committee meeting is in late April or early May; the fourth Committee meeting is in late June; and the last Committee meeting of a fiscal year cycle is in August (even though it is already almost two months into the fiscal year for which the compensation decisions relate). The first two Committee meetings of a fiscal year cycle (October and January) focus mainly on organizational talent reviews and succession planning. At the April/May meeting, the Committee’s compensation consultants from Radford present the Committee with an overview of regulatory trends and developments in executive compensation. At the April/May meeting, Radford and the Committee also review the Company’s Peer Group and make any necessary or advisable changes to the Peer Group for the upcoming fiscal year. At the June meeting, Radford presents a comprehensive analysis of the Company’s executive compensation as compared to market data and Peer Group data, and in light of these trends and developments, presents analyses and preliminary recommendations for each element of compensation for each named executive officer for the following fiscal year. In July, the Committee finalizes the prior fiscal year’s performance-based compensation (i.e., determining if performance thresholds have been met), generally without holding a regularly scheduled meeting. Finally, the August meeting is where the Committee makes final compensation decisions for the just-commenced fiscal year. As needed, the Committee also holds off cycle meetings to discuss any special topics the Committee deems advisable.
Role of Advisory (Non-binding) Shareholder Vote to Approve Executive Compensation and Shareholder Outreach. The Company provides its shareholders with the opportunity to cast an annual advisory (non-binding) vote to approve executive compensation, or the “Say-on-Pay” proposal. At our October 2020 Annual Shareholder Meeting, 95.3% of the shares voted expressed support of our executive compensation programs, policies and practices by approving our non-binding advisory vote on executive compensation at the 2020 Annual Meeting of Shareholders.
The Company has long viewed a continuing, constructive dialogue with our long-term shareholders as critically important to ensuring that we remain aligned with their interests. With that in mind:
•We regularly speak with long-term shareholders and appreciate the opportunity to gain further insight and understanding into their views, and speak to portfolio managers at almost all of our top 50 shareholders at least annually, which represents approximately 90% of our outstanding shares;
•We intend to hold an Investor Day in November 2021 to provide an update on the Company’s short- and long-term plans; and
•We communicate with governance and voting personnel at almost all of our top 10 shareholders at least annually, which typically represents approximately 60-65% of our outstanding shares, to solicit feedback on our compensation programs and practices.
Based on these conversations and dialogue, the Committee continues to consider, and sometimes makes changes to, the Company’s executive compensation policies and/or decisions to address some of the specific concerns expressed by shareholders in the past. The Committee will continue to consider the outcome of Say-on-Pay votes and direct shareholder communications when making future compensation decisions for the named executive officers.
Role of Compensation Consultant. The Committee has engaged Radford, an Aon Company, to act as the Committee’s independent compensation consultant. The Committee has assessed Radford’s independence and determined that Radford had no conflicts of interest in connection with its provision of services to the Committee. Radford reports directly to the Committee and works with management only at the Committee’s direction. For fiscal 2021, Radford was given the overall directive to assist the Committee with the following:
•Reviewing the current executive compensation levels relative to the market and the Company’s performance and assist with recommendations relating thereto;
•Updating recommendations for stock awards for both executives and employees as a whole;
•Reviewing the current Outside Director compensation levels relative to the market and assist with recommendations;
•Supporting the Company’s preparation of documents to be filed with the Securities and Exchange Commission, such as its proxy statement and annual report, with respect to compensation matters; and
•Keeping the Committee abreast of developments on executive compensation over the course of the year.
The Company also purchases published compensation and benefits surveys from Radford, and on occasion, engages Radford to provide consulting services for non-executive compensation matters, such as surveys, a workforce pay audit and equity services. The fees paid to Radford for these additional services were less than $120,000 for fiscal 2021.
Role of Benchmarking and Comparative Analysis (Market Data). The Committee uses market analyses provided by Radford as a reference point to evaluate the competitiveness of the Company’s compensation packages for the executive officers. Radford develops a market composite (referred to herein as “market data”) using equally weighted data from two sources: (1) public company filings from a select peer group (the “Peer Group”); and (2) the Radford Global Technology survey (composed of other peer group companies, and technology companies of comparable size to the Company). Data from the survey is aggregated and individual company information is not determinable. Jobs of similar scope and responsibility as those at the Peer Group companies and companies included in the Radford survey are identified and a market composite is created for each of the executive officer roles. The Committee uses this market data to analyze base salary, short-term cash incentive compensation, TCC, equity compensation and TDC.
Peer Group
The Committee, assisted by Radford, selects the Peer Group based on the following criteria:
•semiconductor or semiconductor-related business;
•semiconductor device companies (as opposed to equipment companies);

•“clean” technology companies (those who offer products and services to reduce the use of natural resources);
•comparable revenue and market capitalization;
•comparable number of employees;
•companies against which the Company competes for executive talent;
•companies that allow for sufficient room to grow without over- or under-extending; and
•sensitivity to the criteria proxy advisor services (e.g., ISS and Glass Lewis) will apply when determining their “Say on Pay” recommendations.
The Committee reviews the Peer Group each year in the April/May meeting to determine if companies should be added or removed from the Peer Group list. Based on the factors listed above, in April 2020 Radford recommended that for the Company’s fiscal 2021 Peer Group, the Committee should consider retaining many of the same companies as were in the Company’s fiscal 2020 Peer Group. Radford also recommended that for the Company’s fiscal 2021 Peer Group, the Committee should consider the following:
•removing two of the fiscal 2020 peer group companies (AVX Corporation, which was merged with Kyocera Corporation in March 2020; and Hubbell Incorporated, a lighting company), and
•adding two companies that fit within the parameters above (Monolithic Power Systems, Inc.; and Semtech Corporation).
The Committee agreed with this recommendation. Accordingly, the Peer Group companies for the Company for fiscal 2021 were:

Cirrus Logic, Inc.	Monolithic Power Systems, Inc.
Cypress Semiconductor Corporation	National Instruments Corporation
Diodes Incorporated	Qorvo, Inc.
Entegris, Inc.	Semtech Corporation
First Solar, Inc.	Skyworks Solutions, Inc.
Hexcel Corporation	Synaptics Incorporated
Littelfuse, Inc.	Teradyne, Inc.
Marvell Technology Group Ltd.	ViaSat, Inc.
Maxim Integrated Products, Inc.	Xilinx, Inc.
Radford Global Technology Survey
The Committee also considered the Radford Global Technology survey as another source of competitive data to ascertain compensation levels in the broader competitive market. For benchmarking purposes for fiscal 2021, the Committee selected data from the surveys for public high-technology companies with annual revenue levels between $500 million and $3 billion for Messrs. Lowe and Reynolds. A list of these companies can be found in Appendix A.
Determination of Target Total Direct Compensation (TDC). In April 2020, as part of the Committee’s regular compensation process to determine proposed fiscal 2021 compensation, Radford presented the Committee an overview of regulatory trends and developments in executive compensation. In June, July and August 2020 as part of the Committee’s regular compensation process to determine proposed fiscal 2021 compensation, Radford presented a comprehensive analysis of the Company’s executive compensation as compared to market data and in light of these trends and developments. Radford presented analyses of base salary, performance-based cash incentives, and equity award levels for each named executive officer and made recommendations to the Committee using criteria that align with the Company’s compensation philosophy. In addition, Mr. Lowe made recommendations with respect to Mr. Reynolds’ base salary. The Committee then assessed each compensation component as described below:
•Base salary increases, if any, are based on:
-    individual performance, including but not limited to, achievement of Company operational, financial and business objectives, strategy development and implementation, and overall leadership capabilities including demonstration of the Company’s values;
-    responsibilities for which the executive is accountable; and
-    relative position of the executive’s current salary to the market data for that job.
•Cash-based performance incentive targets as a percentage of base salary are evaluated and approved based on the:

-    level of impact each of the respective executive officer roles has on operational, financial and business objectives, and strategic results;
-    desired mix of base salary, short-term and long-term incentive compensation; and
-    relative position of the executive’s current cash-based performance incentive targets to the market data and comparable short-term incentive targets as a percent of base salary for that job.
•Equity guidelines are assessed based on the:
-    level of the executive within the organization and the desire to most closely link jobs with the highest impact on operational, financial and business objective results to the returns experienced by the Company’s shareholders;
-    scope of responsibilities for which the executive is accountable; and
-    competitive position of the Company’s target long-term equity incentive compensation as compared to the market data.
After a comprehensive review of these elements, the Committee developed target TCC and target TDC for each of the named executive officers.
Determination of Operational, Financial and Business Objectives. In or before each August, the Committee approves annual operational, financial and business targets that align with the Company’s strategic and financial goals for the coming fiscal year. The annual targets approved by the Committee in August 2020 for fiscal 2021 were stated in terms of Company revenue, non-GAAP gross margin, MOSFET chute yield performance, design-ins and pipeline generation, Mohawk Valley Fab construction progress, and accomplishment of certain diversity, equity and inclusion initiatives. Each named executive officer’s performance is assessed as a measurement of the Company’s performance against these objectives on a Company-wide basis. Achievement of these pre-determined objectives by Company performance determines the initial performance incentive payout level as defined by the incentive program guidelines. After the fiscal year is complete, the Committee then has discretion to adjust the actual payouts up or down based on individual named executive officer performance.
Performance Assessment and Approval of Performance-based Cash Incentives. At the close of each fiscal year, the CEO reviews the performance of each named executive officer (other than himself) and develops a performance summary and recommendations for base salary increases, if any. The CEO also recommends any annual payout for the performance units for the named executive officers under the LTIP, which is based on the pre-approved targets at prescribed payout levels as discussed above, all as previously approved by the Committee at its August meeting (at the beginning of the fiscal year). These recommendations are presented to the Committee and are one factor the Committee considers in making final compensation decisions for the recently completed fiscal year and the upcoming fiscal year.
Each July, the independent members of the Board of Directors evaluate the CEO’s performance for the just ended fiscal year. His performance is assessed based on operational, financial and business objectives results, overall leadership and achievement of strategic objectives for that completed fiscal year. A summary of this evaluation is presented to the Committee along with the short-term incentive payout recommendation for the previous fiscal year, which is based on the Company’s performance against the pre-determined metrics during that previous fiscal year. The Committee then also determines the pay actions, if any, that will be taken for the CEO for the upcoming fiscal year, including target TCC and target TDC. In July 2021, as described above, the Committee determined that the Company achieved approximately 88% of the stated goals, and as a result, the Committee determined to award Messrs. Lowe and Reynolds 88% of their target short-term cash incentives. Neither Messrs. Lowe or Reynolds had their short-term cash award adjusted up or down based on individual performance for fiscal 2021.
Role of Tally Sheets. In making compensation decisions for the CEO for each fiscal year, the Committee members review a three-year tally sheet. The tally sheet lists the individual elements of compensation for the past three fiscal years and provides an arithmetic value and summary of the individual elements. This summary provides the Committee with the value of the CEO’s compensation package and assists the Committee in determining appropriate changes for the upcoming fiscal year. Consideration of these factors is necessarily subjective in nature and actual pay decisions involve the subjective discretion of the Committee.
Role of Executive Officers. No executive officer, including the CEO, provides input to the Committee into setting his or her own compensation, but the CEO is provided the opportunity to make recommendations regarding the annual corporate performance targets. The CEO is responsible for annually evaluating the performance of all of the named executive officers (except himself), developing performance summaries and making recommendations to the Committee based on those reviews for the compensation of those executives, which reviews are one factor the Committee considers in making final compensation decisions.

Elements of Executive Compensation and Analysis of Fiscal 2021 Compensation Decisions
The primary elements of the Company’s executive compensation program are described below. The term “market data” is described under “Role of Benchmarking and Comparative Analysis” above.
Compensation Elements

Compensation Element	Purpose	Practice
Base salary	To compensate the executive fairly and competitively for the responsibility level of the position.	Fixed compensation paid throughout the year and reviewed annually by the Committee with consideration to our stated compensation philosophy.
Performance-based cash incentive compensation	To motivate and reward organizational achievement of predetermined annual financial goals.	Variable cash-based compensation linked directly to the achievement of specified corporate operational, financial and business goals. The CEO and other named executive officers are eligible for annual payouts for performance units granted under the LTIP. For fiscal 2021, performance was achieved at a level that resulted in an enterprise-wide payout at approximately 88% of target.
Long-term equity incentive compensation	To drive executives’ focus on long-term growth and increased shareholder value and to promote retention.	Time-based RSUs and performance-based PSUs delivered for fiscal 2021 through a mix of 50% RSUs and 50% PSUs (with the PSUs also having a three-year cliff vesting TSR measurement). In addition to a grant of RSUs and PSUs for fiscal 2021, Mr. Lowe was also awarded a one-time PSU grant in September 2020, which vests in three years from the date of grant dependent upon performance against pre-determined metrics. Grants are based on an evaluation of market data, corporate financial performance and potential retention risks. Equity levels vary among participants based on position and individual performance. Equity comprises a larger portion of the total direct compensation than the other pay elements.
Post-termination and severance benefits	To provide for certain limited economic security in the event an executive officer is terminated without cause or resigns with good reason.	Each named executive officer other than the CEO is covered under the SLT Severance Plan, which provides for severance benefits in the event the executive officer is terminated without cause or resigns for good reason. The SLT Severance Plan is described on page 41 below. Mr. Lowe’s post-termination and severance benefits are established under the Change in Control Agreement, which is described on page 41 below.
Other benefits	To provide competitive benefits promoting employee health and productivity.	Other benefits are generally those available to all employees. The only perquisite generally offered to named executive officers is the availability of a voluntary comprehensive physical examination once every calendar year.
The Committee demonstrates its commitment to paying executive officers based on performance through the design of the Company’s compensation programs and the setting of stretch goals that support the Company’s growth strategy and commitment to increasing shareholder value. The Committee is also committed to maintaining a compensation program that creates appropriate incentives and does not create risks that are reasonably likely to have a material adverse effect on the Company. See “Compensation Program Risk Assessment” on page 14 for details regarding the Committee’s annual assessment of the compensation program.

Overall Program Design and Fiscal 2021 Implementation. For fiscal 2021, in August 2020 the Committee evaluated the Company’s fiscal 2020 performance to determine performance rewards for fiscal 2020 performance and as an initial reference point in setting fiscal 2021 objectives. Based on the fiscal 2020 performance and other factors, the Committee determined to set fiscal 2021 target TDC for the named executive officers between the 50th and 75th percentiles of the market data. Each compensation element is discussed and analyzed below along with the Committee’s decisions regarding compensation actions for fiscal 2021.
Base Salary
Base salaries are established for each executive officer based on job responsibilities along with consideration of a competitive range derived from market data. The Committee considers several factors when determining whether and where to set actual base salaries within the competitive range and whether to increase the base salaries. It assesses the executive’s performance against corporate and individual goals, experience, qualifications and scope of responsibilities. The Committee also assesses competitive salary practices by Peer Group companies and as reported in the Radford Global Technology survey. Further, the Committee considers the portion of each named executive officer’s TDC that is comprised of fixed compensation (base salary) and the portion that is comprised of at-risk compensation (performance-based incentives). The Committee is committed to reinforcing pay-for-performance, which it does by ensuring that fixed pay is a relatively small proportion of TDC, while remaining within the market competitive range.
Given the Company’s operational, financial and business performance in fiscal 2020, and the fact that both executives are positioned at approximately the 50th percentile of the market and within the Company’s current stated pay philosophy for this compensation element, neither Messrs. Lowe or Reynolds had a base salary change for fiscal 2021.

Executive Officer	Fiscal 2020 Salary	Fiscal 2021 Salary	Percentage Change
Gregg A. Lowe	$875,000	$875,000	0%
Neill P. Reynolds	$475,000	$475,000	0%
Performance-Based Cash Incentive Compensation (LTIP)
The Company pays annual performance-based cash incentive compensation to the CEO and the other named executive officers for achievement of annual objectives under the LTIP. The Committee measures the performance of the Company against annual objectives established at the beginning of the fiscal year.
As discussed above, the CEO and the other named executive officers are eligible to receive annual performance-based cash incentive compensation under the LTIP (referred to as performance units or performance unit awards). None of the named executive officers participate in any other cash-based performance incentive plan. Awards are paid based on achievement of performance goals established under the LTIP and are calculated using a pre-defined formula based on the level of the Company’s performance, and the target awards are expressed as a percentage of the named executive officer’s base salary. Any payments under these performance units are paid only in cash. The LTIP was designed to qualify for the former exemption from Section 162(m) for performance-based compensation, which exemption was repealed by the Tax Cuts and Jobs Act of 2017 (the “Tax Legislation”), for taxable years beginning after December 31, 2017.
In August 2020, each of Messrs. Lowe and Reynolds received performance units under the LTIP for fiscal 2021 with the annual targets discussed below.
Except as provided in the Change in Control Agreement with respect to Mr. Lowe and the SLT Severance Plan with respect to Mr. Reynolds, in each case as discussed below, or with respect to death or long-term disability, (1) a named executive officer must have been continuously employed as an executive officer through the last day of the performance period; (2) the performance units would not be considered earned until the last day of the performance period; and (3) if the named executive officer terminated his employment prior to the last day of the performance period, with or without cause, he would have forfeited his performance units.

Cash Incentive Targets and Components under the LTIP
Consistent with Radford’s analysis of the Company’s executive compensation as compared to the market data, in August 2020, the Committee left the annual target cash incentive awards for fiscal 2021 unchanged for each of the named executive officers. Each named executive officer’s entire target cash incentive award for fiscal 2021 was based solely on annual Company-wide operational, financial and business goals.
The target cash incentive awards for the named executive officers are summarized as follows:
•Mr. Lowe’s annual target cash incentive award for fiscal 2021 remained at 140% of base salary, which put Mr. Lowe’s target TCC at approximately the 75th percentile of the market data.
•Mr. Reynolds’ annual target cash incentive award for fiscal 2021 was set at 80% of base salary, which put Mr. Reynolds’ target TCC at approximately the 50th percentile of the market data.
A schematic of the plan design for Messrs. Lowe and Reynolds is shown below:
When determining the level of annual cash-based awards payable under the LTIP, performance against each objective is weighted in determining the amount of any annual award payout, and the annual award payout percentage is the sum of the percentage of achievement of each measure, rounded to the nearest whole percentage. Under this design, if attainment of an individual goal does not meet the minimum performance level for that goal, no payment would be earned for that goal. If attainment of an individual goal is met or exceeded the minimum performance level for that goal, but fell below the target, a payment would be earned of at least 25% but less than 100% of the target award opportunity for such individual goal. If attainment of a goal met or exceeded the target performance level but fell below the maximum, a payment would be earned of at least 100% but less than 200% of the target award opportunity for such individual goal. The maximum payment for any annual award payout would be 200% of the target annual award opportunity.
Performance Goals for Fiscal 2021
For fiscal 2021, the annual operational, financial and business goal targets approved by the Committee were stated in terms of revenue, non-GAAP gross margin, MOSFET chute yield performance, design-ins and pipeline generation, tool readiness of the Mohawk Valley fab, and accomplishment of diversity, equity and inclusion initiatives. Each of the minimum, target, and maximum annual goals for fiscal 2021 for each performance measure were pre-set and approved by the Committee based upon a comparison to the Company results actually achieved in fiscal 2020 or based on the fourth quarter of fiscal 2020 “exit run rate” basis.

The performance goals established for fiscal 2021 are set forth below:

Performance Goal	Minimum	Target	Maximum
Company Revenue[1]	$742M	$885M	$1.03B
Company Non-GAAP gross margin %[2]	29.5%	33.8%	38.2%
MOSFET Chute Yield Performance	*	*	*
Design-ins and Pipeline Generation	$2.32B	$2.90B	$3.48B
Mohawk Valley Fab construction (tool readiness)	08/31/21	6/30/21	4/30/21
Accomplishment of diversity, equity and inclusion initiatives	Aggregate 50% achievement	Aggregate 80% achievement	Aggregate 100% achievement
* Not disclosed for competitive reasons as discussed below.
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1
Company Revenue for the cash incentive targets includes revenue attributable to the LED Products business, which is classified as discontinued operations in the Company’s consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 27, 2021. Company Revenue reported in “—Results and Actual Payouts for Fiscal 2021” below was calculated including $307 million attributed to the LED Products business.

2
Company Non-GAAP gross margin % for the cash incentive targets includes revenue and cost of revenue attributable to the LED Products business, which is classified as discontinued operations in the Company’s consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 27, 2021, in addition to the non-GAAP adjustments described above in “—Executive Summary—Fiscal 2021 Company Operational, Financial and Business Performance.” Company Non-GAAP gross margin % reported in “—Results and Actual Payouts for Fiscal 2021” below was calculated including $307 million in revenue and $233 million in cost of revenue, in each case attributable to the LED Products business.

Results and Actual Payouts for Fiscal 2021
The Company’s overall performance warranted an 88% payout based on the aggregate achievement of the objectives. Objectives that were below target but above the minimum required to warrant a payout for the individual objective included Company Revenue ($833 million against a target of $885 million); Company Non-GAAP gross margin (30.2% against a target of 33.8%); and the Company’s MOSFET chute yield performance for fourth quarter of fiscal 2021. Disclosing targeted and actual MOSFET chute yield performance would cause competitive harm by revealing highly confidential and proprietary information about our manufacturing process without adding meaningfully to the understanding of the Company’s executive compensation arrangements. However, like targets for all the performance goals, the Committee set the minimum, target, and maximum at definitive, rigorous and objective levels so as to require improvement in the Company’s performance and significant leadership effort and achievement by our executive team. More specifically, the Committee believed the target-level goal can be characterized as “strong performance,” meaning that based on historical performance, attainment of this performance level was uncertain when established (but the Committee believed that the target performance could be achieved), while the threshold goal was believed to be more likely to be achieved and the maximum goal represent a more aggressive level of performance. Objectives that were achieved above target included design-ins and pipeline generation ($2.94 billion against a target of $2.90 billion); Mohawk Valley Fab construction tool readiness (achieved on May 27, 2021 against a target of June 30, 2021); and diversity, equity and inclusion initiative accomplishments (achieved at the maximum level). Accordingly, the named executive officers received performance-based incentive cash awards for fiscal 2021 at 88% of their respective targets.

Executive Officer	Target Award	Actual Award Earned	Total Amount Awarded	Total Award as a Percent of Target	Total Award as a Percent of Salary
Gregg A. Lowe	$1,225,000	$1,078,000	$1,078,000	88%	123%
Neill P. Reynolds	$380,000	$334,400	$334,400	88%	70%
LTIP Equity Awards
Equity awards are granted to the named executive officers under the shareholder approved LTIP to align their performance with shareholder interests, provide an opportunity for these officers to increase their ownership stake in the Company, and also provide for executive officer retention. The Committee emphasizes the importance of shareholder value growth by endeavoring to create compensation packages for the named executive officers with the general goal that approximately 75% or more of such individuals’ TDC would be at risk.

The Committee makes all annual equity grants under the LTIP on the first business day of August to align the grant date with the Company’s internal focal performance review cycle, and also award these grants close to the end of the prior fiscal year. The Committee awards equity grants without regard to any scheduled or anticipated release of material information and does not accelerate or delay equity grants in response to material information or delay the disclosure of information due to plans to make equity grants.
Fiscal 2021 Equity Awards
The Committee approved RSU and PSU equity grants to each of the named executive officers below in July 2020. In addition, a one-time supplemental performance and retention equity grant of 58,953 PSUs was awarded to Mr. Lowe by the Committee in September 2020 in order to incent him to further drive operational, financial and business performance in-line with the Company’s long-term strategic objectives, and to serve as a retention tool in light of the CEO’s September 2020 vesting of his initial new hire PSU grant.

Executive Officer	RSUs	PSUs
Gregg A. Lowe[1]	47,460	106,413
Neill P. Reynolds	11,865	11,865
________________

1	Mr. Lowe was granted an additional award of 58,953 PSUs on September 1, 2020. The September 2020 additional award was approved by the Compensation Committee on August 24, 2020.
In granting annual equity awards, the Committee considered the Company’s current and historical operational, financial and business performance, along with each named executive officer’s demonstrated ability to sustain performance over time. The Committee also reviewed annual equity usage and assessed the Company’s historical use of shares, as compared to the Peer Group companies. Specifically, the Committee determined that the Company’s annual burn rate as of the end of fiscal 2020, had averaged approximately 2.0% of average weighted shares outstanding for fiscal 2020, and approximately 3.3% for the three-fiscal year period, which the Committee has been advised by Radford is near the median rate among peer companies in the semiconductor industry.
Based on these considerations and the TDC analysis prepared by Radford, the Committee determined that the August 1, 2020 equity grant amounts above were appropriate, because these equity grants awarded to the named executive officers, including the PSUs, reflected a target TDC between the 50th and 75th percentiles of the market data (based on the value of such equity at the time of grant). The Committee believes that the grant sizes at this level reinforce the focus on enhancing shareholder value and position the target TDC within the desired range, while also meeting the goal of having approximately 75% of the named executive officers’ TDC at risk.
Equity awards are reflected as compensation for fiscal 2021 in accordance with applicable reporting requirements in the Summary Compensation Table on page 37 under the “Stock Awards” column and in the Grants of Plan-Based Awards table on page 38.
Restricted Stock Units (RSUs)
Restricted stock units (RSUs), which are subject to time-based vesting, align the interests of the named executive officers with the interests of the Company’s shareholders because the value of RSUs fluctuates with the Company’s stock price. The primary value of RSUs, however, is that they create a strong incentive for retention, because RSUs have full value to the named executive officers upon vesting.
RSUs granted in August 2020 to Messrs. Lowe and Reynolds for fiscal 2021 vest ratably in equal annual increments over four years from the grant date. Vesting ends upon termination of employment, and all unvested RSUs are forfeited; however, vesting accelerates upon death or termination of employment due to disability. Under the terms of the SLT Severance Plan (or for Mr. Lowe, his Change in Control Agreement), however, vesting of RSUs may also be accelerated in certain circumstances as discussed below.
Performance Stock Units (PSUs)
Performance stock units (PSUs) even further align the interests of the named executive officers with the interests of the Company’s shareholders because not only does the value of PSUs fluctuate with the Company’s stock price, but the performance criteria must first be met for the PSUs to vest. PSUs have retention incentives similar to RSUs, because PSUs will have full value to the named executive officers if the PSUs vest.

For fiscal 2021, in July 2020 the Committee approved the grant of PSUs that would vest three years after the date of grant to the named executive officers. The actual number of shares earned under the PSUs at the end of the three years will be the number of PSUs awarded times the “Payout Factor” described below. The performance thresholds for the PSUs will be based on the Company’s Relative Total Shareholder Return (TSR) compared to a peer group of companies listed on the Nasdaq Composite Index filtered by the Semiconductor, Semiconductor Equipment, and Electronics Equipment, Instruments and Component Sectors (the TSR Peer Group) over the period beginning on August 1, 2020 and ending immediately prior to the vesting date (the “Measurement Period”). The starting value for the calculation of the Payout Factor was the 30-trading day average price for the Company’s common stock through August 1, 2020 and the ending value for the calculation will be the average Company share price for the 30 trading days prior to the end of the Measurement Period. The TSR of the Company will then be compared to the peer group over the three-year period. The number of shares of the Company’s common stock that will be issued as payment will be calculated in accordance with the schedule below:

Relative Total Shareholder Return Ranking over Measurement Period	Payout % Level
75th Percentile or Higher	150%
50th Percentile	100%
25th Percentile	50%
Below 25th Percentile	0%
Straight line interpolation shall be used to determine the payout level for performance that falls between the ranking levels shown above, provided that the payout level for performance below the 25th percentile will be 0%, and the payout level for performance at or above the 75th percentile will be capped at 150%. Vesting of the PSUs granted in August 2020 ends upon termination of employment. Under the terms of the SLT Severance Plan (or for Mr. Lowe, his Change in Control Agreement), however, vesting of PSUs may be accelerated in certain circumstances as discussed below.
Additionally, on September 1, 2020, the Company awarded Mr. Lowe a one-time supplemental grant of 58,953 PSUs with a target value of $4 million, which award will vest three years after the grant date with payout determined on the following performance criteria against pre-established targets: (1) design-ins and pipeline generation (25% weighting); (2) MOSFET yield improvement (25% weighting); (3) completion of the Mohawk Valley Fab building and fit out (25% weighting); and (4) Diversity, Equity and Inclusion initiatives (25% weighting). The Committee will determine, in its sole discretion, the level of achievement of the performance criteria during the period. Payout for each performance criteria, if earned at all, will be between 50% and 150% of the PSUs awarded based on the Committee’s determination of the Company’s actual performance of the pre-set performance criteria during the performance period. In accordance with the Company’s pay-for-performance philosophy, the Committee determined to grant Mr. Lowe this supplemental performance share award to incentivize him to further drive key operational, financial and business performance during the Company’s transformational journey in creating a pure-play global semiconductor powerhouse and to lead the industry transition from silicon to silicon carbide over a multi-year period. These performance criteria align with the Company’s long-term strategic objectives. Additionally, this supplemental performance share award was viewed as a critical motivational and retention tool in light of industry talent pressures, the importance of achieving the selected performance criteria during the next three years, and considering the September 2020 vesting of Mr. Lowe’s original new hire PSU grant, which removed a large performance-based component of his total at-risk remuneration opportunity during an important period for the Company. Any shares earned from this special grant will be subject to the Company’ stock ownership guidelines policy.
Additional Information
Other Benefits and Perquisites. Consistent with the Company’s compensation philosophy, the Committee seeks to limit the perquisites provided to the named executive officers. Generally, the named executive officers are eligible to participate in only those benefit and retirement programs available to other employees, including the Company’s 401(k) plan, health and welfare plans, group term life insurance plan and the Company’s employee stock purchase program. The named executive officers receive matching contributions under the 401(k) plan consistent with other participating employees. Such matching contributions for named executive officers for fiscal 2020 are included in the Summary Compensation Table on page 37 under the “All Other Compensation” column.
The named executive officers are eligible to participate in a voluntary executive physical program. This benefit is intended to encourage named executive officers to receive regular comprehensive physical examinations, as their future health and well-being are important to the Company’s success. Each participant is encouraged to voluntarily elect a comprehensive physical examination once per calendar year at a facility designated by the Company.

Post-Termination Arrangements. The Committee has approved the severance benefits described below following termination, both in the context of a change in control and in other circumstances, to encourage the named executive officers to act in the Company’s best interests without regard to potential concerns for loss of income in the event of a disagreement with management or the Board of Directors that leads to termination of employment. The Committee approved certain severance benefits in the context of a change in control for Mr. Lowe in connection with his appointment in September 2017. Following this time, the Committee determined to review all plans for severance benefits covering the other named executive officers, in addition to other employees of the Company, based in part on market data provided by Radford, with the goal of aligning the Company’s severance practices both internally and with peer company practices. As a result of this review, the Committee approved the SLT Severance Plan and conforming amendments to Mr. Lowe’s original Change in Control Agreement. The SLT Severance Plan is designed to provide severance benefits to the executives who report directly to the CEO and who serve on the senior leadership team, including Mr. Reynolds, in the event of their termination of employment without cause or their resignation for good reason. Under the Change in Control Agreement and the SLT Severance Plan, severance benefits in connection with a change in control are subject to a double-trigger feature, which means that payments are not triggered on a change in control unless, in connection with the change in control, the executive either (1) is terminated without cause (but not as a result of his death or long-term disability); or (2) terminates his employment for good reason. See “Potential Payments upon Termination or Change in Control” on page 41 below for additional information on our severance arrangements with the named executive officers.
Section 162(m) Treatment Regarding Performance-Based Equity Awards. The Committee has historically reviewed and considered the deductibility of executive compensation under Section 162(m), which provides that the Company may not be able to deduct compensation of more than $1,000,000 that is paid to certain executive officers (“covered employees”). An exemption from the $1,000,000 deduction limit for performance-based compensation was generally repealed by the Tax Legislation, effective for taxable years beginning after December 31, 2017. While the previously-available exemption is generally no longer available, the Committee continues to focus on performance-based composition in making compensation decisions for the Company’s covered employees and believes that it is important to maintain flexibility in administering compensation programs in a manner designed to promote varying corporate goals with tax deductibility as only one among a variety of factors that the Committee may consider in determining appropriate levels or forms of compensation.
Share Ownership Guidelines. The Board of Directors has adopted Corporate Governance Principles for the Company that include share ownership guidelines for members of the Board of Directors and executive officers. Under these guidelines, within five years after election or appointment:
•the CEO is expected to own shares with a value not less than five times his base salary;
•each other executive officer is expected to own shares with a value not less than two times the officer’s base salary; and
•each non-employee member of the Board of Directors is expected to own shares with a value not less than five times the sum of the director’s retainers for service on the Board and on Board Committees.
Presently all directors and executive officers are within these guidelines.
Anti-Pledging and Hedging Policies. The Company has adopted a Securities Trading Policy that prevents all employees, including our named executive officers, and directors from entering into any pledging or margin account transactions in Company stock. In addition, the Securities Trading Policy provides that hedging transactions in Company stock are prohibited for all employees (including officers) and directors.
Compensation Committee Report
The Compensation Committee met on August 23, 2021 and reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION COMMITTEE

Thomas H. Werner, Chairman
Glenda M. Dorchak
Duy-Loan T. Le
Marvin A. Riley

Summary of Cash and Certain Other Compensation
The following table summarizes the compensation of the Company’s chief executive officer and all other persons who served as named executive officers during fiscal 2021.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
(a)	(b)	(c)	(d)		(e)	(g)	(i)	(j)
Gregg A. Lowe	2021	$873,558	—		$10,314,289	$1,078,000	$9,975	$12,275,822
CEO and President	2020	$873,072	—		$5,894,477	—	$10,810	$6,778,359
	2019	$845,184	$543,949	(3)	$7,670,129	$1,241,051	$148,558	$10,448,871

Neill P. Reynolds	2021	$473,846	$—		$1,635,472	334,400	$11,071	$2,454,789
Executive Vice President and CFO	2020	$473,468	$500,000	(4)	$4,102,117	—	$6,113	$5,081,698
	2019	$358,750	$1,075,384	(5)	$2,605,504	$379,616	$136,275	$4,555,529

________________
(1)Represents the aggregate grant date fair value of service-based RSUs and PSUs granted during the fiscal years shown calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. The aggregate grant date fair value is the amount we expect to expense in our financial statements over the award’s vesting schedule. See Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 27, 2021 for assumptions used in the calculations. There can be no assurance that the ASC Topic 718 grant date fair value amounts will ever be realized. The grant date fair values of the RSUs and PSUs assuming at the grant date that the highest level of performance conditions will be achieved for each PSU award are: (i), for fiscal year 2021, Mr. Lowe, $13,835,994, and Mr. Reynolds, $2,044,340; (ii) for fiscal year 2020, Mr. Lowe, $7,368,097, and Mr. Reynolds, $4,412,331; and (iii) for fiscal year 2019, Mr. Lowe, $10,092,275, and Mr. Reynolds, $3,513,772.
(2)Amounts listed in column (i) include matching contributions to the 401(k) retirement plan. Except as previously disclosed for fiscal 2018 and 2019, no named executive officer received perquisites and personal benefits valued, in the aggregate, at $10,000 or more. Therefore, in accordance with Securities and Exchange Commission disclosure rules, this column does not reflect the value of the perquisites and personal benefits received for fiscal 2019 through 2021 unless previously disclosed.
(3)The amount reported includes the portion of Mr. Lowe’s short-term cash incentive awarded by the Compensation Committee as an additional cash bonus in excess of the amount earned under his performance unit award for fiscal 2019.
(4)The amount reported includes the last payment for Mr. Reynolds’ cash sign-on bonus paid on Mr. Reynolds’ first anniversary with the Company.
(5)The amount reported includes (a) in connection with Mr. Reynolds’ appointment as Executive Vice President and CFO, the cash payment of $500,000 Mr. Reynolds received within the first month of his employment and the separate cash payment of $500,000 on his six-month anniversary with the Company, and (b) the portion of Mr. Reynolds’ short-term cash incentive awarded by the Compensation Committee as an additional cash bonus in excess of the amount earned under his performance unit award for fiscal 2019.

Grants of Equity and Non-Equity Incentive Awards
The following table provides information about RSUs, PSUs and non-equity incentive plan awards granted to the named executive officers during fiscal 2021. All RSUs and PSUs were granted under the LTIP. No stock options were granted to the named executive officers in fiscal 2021.
Grants of Plan-Based Awards in Fiscal 2021

	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Gregg A.			$306,250	$1,225,000	$2,450,000							—	—	—	—
Lowe	8/1/2020	6/23/2020	—	—	—	35,595	(2)	47,460	(2)	71,190	(2)	—	—	—	3,270,943
	8/1/2020	6/23/2020	—	—	—	—		—		—		$47,460	—	—	3,270,943
	9/1/2020	8/24/2020	—	—	—	29,477	(3)	58,953	(3)	88,430	(3)	—	—	—	3,772,402

Neill P.			$95,000	$380,000	$760,000							—	—	—	—
Reynolds	8/1/2020	6/23/2020	—	—	—	8,899	(2)	11,865	(2)	14,831	(2)	—	—	—	817,736
	8/1/2020	6/23/2020	—	—	—	—		—		—		$11,865	—	—	817,736

________________
(1)    Non-equity incentive plan awards represent the threshold, target and maximum amounts of cash incentive compensation payable under the performance units granted under the LTIP.  The actual amounts earned are disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”  Threshold payment amounts assume only the attainment of the minimum performance level for each individaul goal and are paid at 25% of the target incentive.  Target payment amounts are paid at 100% of the target incentive and assume goal attainment of 100% of the target goals.  Maximum payment amounts reflect the payout cap of 200% of the target incentive, which assumes goal attainment of the maximum goals.  For fiscal 2021, the annual operational, financial and business goal targets approved by the Compensation Committee were stated in terms of revenue, non-GAAP gross margin, MOSFET chute yield performance, design-ins and pipeline generation, Mohawk Valley fab construction completion status (tool readiness), and accomplishment of diversity, equity and inclusion initiatives. For additional information regarding the LTIP and performance units, see “Compensation Discussion and Analysis” above.
(2)    The PSUs are granted at target on the grant date. Actual shares awarded on the third anniversary of the grant date is based on the Payout Factor that corresponds with the Company’s RTSR percentile rank compared to the TSR Peer Group. Maximum opportunity is 150% of the target if the Company ranks in the top quartile, target is 100% if the Company ranks in the second quartile, threshold is 50% if the Company ranks in the third quartile and no payout if the Company ranks in the fourth (bottom) quartile. For additional information regarding the LTIP and the fiscal 2021 PSU awards, see “Compensation Discussion and Analysis” above.
(3)    The PSUs are granted at target on the grant date. Actual shares awarded on the third anniversary of the grant date is based on the Company’s actual achievement of the following performance criteria as compared against pre-established targets: (a) design-ins and pipeline generation, (b) MOSFET yield improvement, (c) completion of the Mohawk Valley Fab building and fit out, and (d) Diversity, Equity and Inclusion initiatives. The shares are equally divided among the performance criteria. Payout for each performance criteria will be between 50% and 150% of the PSUs awarded based on the Company Committee’s determination of the Company’s actual performance of the performance criteria during the performance period. For additional information regarding the LTIP and Mr. Lowe’s special performance share award, see “Compensation Discussion and Analysis” above.
(4)    The RSUs granted to Messrs. Lowe and Reynolds vest in four annual installments commencing on the first anniversary of the date of grant, provided the recipient continues service as an employee or as a member of the Board of Directors.

Outstanding Equity Awards
The following table provides information about outstanding equity awards held by the named executive officers as of June 27, 2021.
Outstanding Equity Awards at 2021 Fiscal Year-End

	Stock Awards (1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)

Gregg A. Lowe	164,970	(3)	$16,264,392	225,536	(4)	$22,233,339

Neill P. Reynolds	115,103	(5)	$11,348,005	34,536	(6)	$3,404,904

________________
(1)    The RSUs and PSUs listed were granted under the LTIP.
(2)    Market value of shares that have not vested is based on $98.59 per share (the closing price of our common stock as reported by Nasdaq on June 25, 2021, the last business day of fiscal 2021).
(3)    Includes RSUs that vest as to 23,842 shares on August 1, 2021, as to 14,684 shares on September 1, 2021, as to 52,212 shares cumulatively on September 27, 2021, as to 23,842 shares on August 1, 2022, as to 14,684 shares on September 1, 2022, as to 23,841 shares on August 1, 2023, and as to 11,865 shares on August 1, 2024.
(4)    Includes (a) PSUs that vest as to 100,692 shares on September 1, 2021, as to 47,907 shares on August 1, 2022, and as to 47,460 shares on August 1, 2023, if the applicable performance targets for each period are satisfied (assuming a Payout Factor of 100%), and (b) as to 29,477 shares on September 1, 2023, if the applicable performance targets are satisfied (assuming threshold achievement of the performance criteria against the pre-established targets).
(5)    Includes RSUs that vest as to 5,488 shares on August 1, 2021, as to 10,575 shares on August 27, 2021, as to 3,146 shares on September 1, 2021, as to 22,745 shares on April 1, 2022, as to 5,487 shares on August 1, 2022, as to 10,575 shares on August 27, 2022, as to 3,146 shares on September 1, 2022, as to 22,744 shares on April 1, 2023, as to 5,487 shares on August 1, 2023, as to 22,744 shares on April 1, 2024, and as to 2,966 shares on August 1, 2024.
(6)    Includes PSUs that vest as to 12,586 shares on September 1, 2021, as to 10,085 shares on August 1, 2022, and as to 11,865 shares on August 1, 2024 if the applicable performance targets for each period are satisfied (assuming a Payout Factor of 100%).

Stock Option Exercises and Vesting of Restricted Stock
The following table provides information about option exercises and vesting of RSUs held by the named executive officers during fiscal 2021.
Option Exercises and Stock Vested in Fiscal 2021

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gregg A. Lowe	—	—	392,157	$23,702,154	(1)

Neill P. Reynolds	—	—	38,989	3,654,922	(2)

________________
(1)    The value realized on vesting is based on $68.92 per share (the closing price of our common stock as reported by Nasdaq on August 1, 2020) as to 11,977 shares, $63.99 per share (the closing price of our common stock as reported by Nasdaq on September 1, 2020) as to 14,684 shares, and $60.02 per share (the closing price of our common stock as reported by Nasdaq on September 27, 2020) as to 52,214 RSU shares and 313,282 PSU shares.
(2)    The value realized on vesting is based on $68.92 per share (the closing price of our common stock as reported by Nasdaq on August 1, 2020) as to 2,522 shares, $62.30 per share (the closing price of our common stock as reported by Nasdaq on August 27, 2020) as to 10,575 shares, $63.99 per share (the closing price of our common stock as reported by Nasdaq on September 1, 2020) as to 3,147 shares, and $115.23 per share (the closing price of our common stock as reported by Nasdaq on April 1, 2021) as to 22,745 shares.

Potential Payments upon Termination or Change in Control
We have various arrangements that provide the named executive officers with specified benefits if their employment is terminated under certain circumstances, as described below. In addition, these named executive officers participate in various benefit plans that may provide them with acceleration of equity awards or payments under certain circumstances, as described below.
Payments to the Named Executive Officers Made Upon Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control
The Change in Control Agreement with Mr. Lowe and the SLT Severance Plan for any other named executive officers in each case provide for certain payments to be made upon termination without cause or resignation for good reason in connection with a change in control. Mr. Lowe (under the Change in Control Agreement) and Mr. Reynolds (under the SLT Severance Plan), if his employment is terminated by us without cause but not as a result of his death or long-term disability, or by the executive for good reason, and the termination was in connection with a change in control, will be entitled to receive the following benefits:

Change in Control Agreement (Mr. Lowe):		SLT Severance Plan:
•	continued payment of Mr. Lowe’s base salary for 24 months;	•	continued payment of the executive’s regular salary for 18 months;
•	a lump sum payment equal to two times his target annual incentive award for the fiscal year in which the termination occurs;	•	a lump sum payment equal to 1.5 times the executive’s target annual incentive award for the year in which the termination occurs;
•	a lump sum payment equal to 24 multiplied by the COBRA premium in effect for the type of medical, dental, and vision coverage then in effect for Mr. Lowe;	•	a lump sum payment equal to 18 multiplied by the COBRA premium in effect for the type of medical, dental, and vision coverage then in effect for the executive;
•	full accelerated vesting with respect to his then outstanding, unvested RSUs and other equity awards that vest solely based on the passage of time, and full accelerated vesting with respect to his then outstanding, unvested PSUs, with all performance objectives deemed to have been satisfied at the greater of (i) the target level (target being a Payout Factor of 100%); and (ii) the actual performance level (with the date of the Change in Control being treated as the ending date for the measurement period and the effective stock price of the Change in Control being used for the calculation of relative total shareholder return); and	•
accelerated vesting of RSUs and options that are subject to time-based vesting requirements only, so that they become vested by the date employment terminates, and deemed vesting of any unvested PSUs at the greater of (i) the target level and (ii) the actual performance level; and

•	reimbursement by the Company for any loss incurred in the sale of Mr. Lowe’s primary North Carolina residence.	•	outplacement benefits for 12 months.
In the event amounts payable under the Change in Control Agreement or SLT Severance Plan, as applicable or otherwise are contingent on a change in control for purposes of Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, and it is determined that any payment or benefit made or provided to the executive would be subject to the excise tax imposed by Section 4999 of the Code, the payments to such executive under the Change in Control Agreement or SLT Severance Plan, as applicable, will either be (i) paid in full or (ii) reduced to an amount that would not trigger the Section 280G-related excise tax, whichever results in the executive receiving the greatest after tax payment.
The Change in Control Agreement also provides that, if Mr. Lowe becomes generally disabled and his employment is terminated before he becomes eligible for benefits under our long-term disability program or if he elects to resign for good reason because the Company does not restore him to his prior position and level of authority after he ceases to be generally disabled, in each case in connection with a change in control, he will be entitled to severance benefits under the Change in Control Agreement.
Payments to the Named Executive Officers Made Upon Termination Without Cause or Resignation for Good Reason Not in Connection with a Change in Control
The Change in Control Agreement with Mr. Lowe and the SLT Severance Plan for any other named executive officers (for fiscal 2020, Mr. Reynolds) in each case provide for certain payments to be made upon termination without cause or resignation for good reason not in connection with a change in control. Mr. Lowe (under the Change in Control Agreement) and Mr. Reynolds (under the SLT Severance Plan), if his employment is terminated by us without cause but not as a result of his death or long-term disability, or by the executive for good reason, and the termination was not in connection with a change in control, will be entitled to receive the following benefits:

Change in Control Agreement (Mr. Lowe):		SLT Severance Plan:
•	continued payment of Mr. Lowe’s base salary for 18 months;	•	continued payment of the executive’s base salary for 12 months;
•	a lump sum payment equal to 1.5 times his target annual incentive award for the fiscal year in which the termination occur;	•	a lump sum payment equal to the executive’s annual incentive award for the fiscal year in which the termination occurred;
•	a lump sum payment equal to 18 multiplied by the COBRA premium in effect for the type of medical, dental, and vision coverage then in effect for Mr. Lowe; and	•
reimbursement for the additional costs of continuing the executive’s group medical, dental and vision coverage under COBRA for 12 months or until he is eligible for new healthcare coverage, whichever is shorter;

•	continued vesting of RSUs and options granted to Mr. Lowe under the LTIP that are subject to time-based vesting requirements only during the 18 months following the date of employment termination as if Mr. Lowe’s employment had not terminated, and continued vesting during the 18 months following the date of termination of PSUs in accordance with the terms of such awards as if Mr. Lowe’s employment had not terminated, although PSUs that may vest will be paid out based upon actual Company performance in accordance with the terms of the LTIP and the applicable award agreement, including prorating for the portion of time Mr. Lowe provided services to the Company over the course of the applicable performance period and such additional 18-month period, as applicable.	•
continued vesting of RSUs and options during the 12 months following the date of employment termination as if the executive’s employment had not terminated, and continued vesting of PSUs during the 12 months following the date of termination in accordance with the terms of such awards as if the executive’s employment had not terminated, although PSUs that may vest will be paid out based upon actual Company performance in accordance with the terms of the LTIP and the applicable award agreement, including prorating for the portion of time the executive provided services to the Company over the course of the applicable performance period and such additional 12-month period, as applicable; and

		•	outplacement benefits for 12 months.
Further Conditions to Severance Benefits
As a condition to the receipt of the benefits described above under the Change in Control Agreement, Mr. Lowe must (i) sign and not revoke a release of claims, (ii) refrain from disparaging the Company, its directors, or its officers for 24 months after termination, and (iii) continue to comply with the terms of the standard form of employee agreement regarding confidential information, intellectual property and noncompetition between Mr. Lowe and the Company (the “Confidential Information Agreement”), as amended by the Change in Control Agreement. Pursuant to the Change in Control Agreement, the period during which such noncompetition provisions of the Confidential Information Agreement apply will be (x) 24 months following Mr. Lowe’s termination (or such longer period used to calculate continued salary payments) in the event that he is entitled to severance payments in connection with a change in control as described above or (y) 18 months in the event that Mr. Lowe is entitled to severance payments not in connection with a change in control.
As a condition of eligibility to participate in the SLT Severance Plan, each executive must (i) sign and not revoke a release of claims, (ii) sign a participation agreement under which, among other things, such executive agrees to waive any rights he might still have under certain other Company sponsored severance programs; and (iii) continue to comply with the terms of the executive’s Confidential Information Agreement, which, in the event that the executive is entitled to severance payments in connection with a change in control as described above, will be amended by the release to provide that the post-separation restrictive period applicable to the noncompetition and nonsolicitation provisions contained therein will extend until the end of the 18-month period following the executive’s termination date (or such longer period used to calculate continued salary payments).
Definitions
The terms “cause,” “good reason,” “change in control” and “in connection with a change in control” are defined in the Change in Control Agreement and SLT Severance Plan as follows:
“Cause” means:

Change in Control Agreement (Mr. Lowe):		SLT Severance Plan:
•
Mr. Lowe’s willful and continued failure to substantially perform the reasonable and lawful duties and responsibilities of his position that is not corrected after one written warning detailing the concerns and offering Mr. Lowe a reasonable period of time to cure;
•
an executive’s willful and continued failure to substantially perform the reasonable and lawful duties and responsibilities of the executive’s position that is not corrected after one written warning detailing the concerns and offering him a reasonable period of time to cure;

•	any material and willful violation of any federal or state law by Mr. Lowe in connection with his responsibilities as an employee of the Company;	•
any material and willful failure of an executive to comply with Company policies (including but not limited to the Company’s Code of Conduct), applicable government laws, rules and regulations and/or reasonable directives of the CEO or Board of Directors;

•
any act of personal dishonesty taken by Mr. Lowe in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such may result in his personal enrichment;
•
any dishonest or illegal action (including, without limitation, embezzlement) or any other action whether or not dishonest or illegal by an executive which is materially detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation;

•
Mr. Lowe’s conviction of, or plea of nolo contendere to, or grant of prayer of judgment continued with respect to, a felony that the Board of Directors reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or
•
an executive’s conviction of, or plea of nolo contendere to, or grant of prayer of judgment continued with respect to, a felony that the Board of Directors reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

•	Mr. Lowe materially breaching his Confidential Information Agreement, which breach is not cured.	•	an executive’s material breach of his Confidential Information Agreement.
•
an executive’s failure to fully disclose any material conflict of interest that he may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company; or

Change in Control Agreement (Mr. Lowe):	SLT Severance Plan:
	•	an executive’s commission of any act or omission that has caused or could cause material reputational damage to the Company.
“Good reason” generally mean the occurrence of any of the following without the executive’s consent, and not due to cause, within the timeframes specified in the definition of “in connection with a change in control” below, if applicable, subject to certain notice and cure provisions:

Change in Control Agreement (Mr. Lowe):		SLT Severance Plan:
•	a material reduction in Mr. Lowe’s authority, duties or responsibilities, including removal from, or a failure to elect Mr. Lowe to, the Board of Directors;	•
a material reduction in the executive’s authority, duties or responsibilities, provided however, that this will not apply to the sale, transfer or other disposition of all or substantially all of the stock or assets of a business unit for which the applicable executive was not the primary executive responsible;

•
a material reduction in Mr. Lowe’s base salary or target annual and long-term incentive compensation, other than a one-time reduction in either case that also is applied to substantially all other executive officers of the Company, provided that Mr. Lowe’s reduction is substantially proportionate to the reduction applied to substantially all other executive officers;
		•	a material reduction in the executive’s annual base salary, target annual compensation (bonus), or long-term incentive compensation (including, but not limited to equity compensation);
•	the Company requiring Mr. Lowe to report to anyone other than the Board of Directors; or	•	the Company requiring the executive to report to anyone other than the CEO of the Company; or
•
the Company requiring Mr. Lowe to relocate his principal place of business or the Company relocating its headquarters, in either case to a facility or location outside of a 35 mile radius (or such longer distance that is the minimum permissible distance under the circumstances for purposes of the involuntary separation from service standards under the Treasury Regulations or other guidance under Section 409A of the Code) from Mr. Lowe’s current principal place of employment.
•
the Company requiring the executive to relocate his principal place of business or the Company relocating its headquarters, in either case to a facility or location outside of a 35 mile radius from his current principal place of employment.

“Change in control” generally means any of the following events:
•any person or group of persons becomes the beneficial owner of 50% or more of our outstanding common stock or the combined voting power of our securities entitled to vote generally in the election of directors;
•a sale or other disposition of all or substantially all of our assets;
•shareholder approval of a definitive agreement or plan to liquidate our company;
•a merger or consolidation of our company with and into another entity, unless immediately following such transaction (1) more than 50% of the members of the governing body of the surviving entity were incumbent directors at the time of execution of the initial agreement providing for such transaction; (2) no person or group of persons is the beneficial owner, directly or indirectly, of 50% or more of the equity interests of the surviving entity or the combined voting power of the equity interests of the surviving entity entitled to vote generally in the election of members of its governing body; and (3)

more than 50% of the equity interests of the surviving entity and the combined voting power of the equity interests of the surviving entity entitled to vote generally in the election of members of its governing body is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the shares of common stock immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction;
•a change in the majority of the incumbent directors of the Board of Directors during a consecutive 24-month period during the executive’s employment term, excluding such changes resulting from directors who are elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors qualifying as incumbent directors; or
•in the case of the SLT Severance Plan, the sale, transfer or other disposition of all or substantially all of the stock or assets of a business unit of the Company or a similar transaction as the Board of Directors, in its sole discretion, may determine to be a “change in control”; provided, however, that “change in control” will not include (1) a transaction the sole purpose of which is to change the state of our incorporation; or (2) the initial public offering of the stock of a business unit of our company, and any subsequent sell down of the stock of the business unit by our company.
“In connection with a change in control” means either:
•within the period of time between the commencement of a tender offer or our entry into a written agreement with another party that contemplates a transaction, the consummation of either of which would result in a change in control and the occurrence of either the resulting change in control or the termination or expiration of the tender offer or the written agreement without the occurrence of a change in control; or
•within 24 months following a change in control.
LTIP
The LTIP provides for potential acceleration of equity awards in the event of a proposed sale of all or substantially all of our assets or stock, the merger of our company with or into another corporation such that our shareholders immediately prior to the merger exchange their shares of stock for cash and/or shares of another entity or any other corporate transaction to which the Compensation Committee deems appropriate. Upon such an event, if the successor corporation does not agree to assume the outstanding equity awards or to substitute equivalent awards, the Compensation Committee has discretion to provide for the participants in the LTIP to have the right to exercise, for a period of 15 days, their stock options or other awards as to all shares, including shares as to which the options or other awards would not otherwise be exercisable (or with respect to restricted stock or stock units, provide that all restrictions will lapse). The stock options or other awards will terminate upon the expiration of the 15-day period to the extent not exercised.
The award agreements under the LTIP provide for accelerated vesting of RSUs and PSUs in the event of a participant’s death or upon the effective date of the determination of the executive officer’s long-term disability. For PSUs, vesting is accelerated in full on the date of death or on the effective date of the determination of the disability; however, the PSUs awarded to Mr. Lowe in fiscal 2018 will not pay out until the end of the applicable three-year period and the payout at that time will be determined based on actual performance.
Amounts of Potential Payments upon Termination or Change in Control
The following table provides information concerning the estimated payments and benefits that would be provided to each of the named executive officers in the event of a termination of employment or change in control, or both.
Payments and benefits are estimated using the following assumptions: (1) the triggering event took place on June 27, 2021, the last business day of fiscal 2021, or the Trigger Date; (2) the price per share of our common stock on the Trigger Date was $98.59, which represents the closing price of our common stock as reported by Nasdaq on the last trading day preceding such date; and (3) all amounts are based on compensation and benefit agreements, plans and arrangements in effect on the Trigger Date notwithstanding subsequent changes in such agreements, plans and arrangements for fiscal 2021. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or if the actual results differ from the assumptions described herein.
Potential Payments and Benefits to Named Executive Officers upon
Termination of Employment or Change in Control

Name	Triggering Event	Type of Payment/Benefit	Amount
Gregg A. Lowe	Death or termination of employment due to	Annual incentive award (1)	$1,078,000
	long-term disability	Vesting acceleration (2)	41,406,024
			$42,484,024
	Change in control (not involving	Annual incentive award (4)	$1,225,000
	termination of employment) (3)		$1,225,000
	Termination without cause or resignation	Base salary (18 months)	$1,312,500
	for good reason not in connection with a	Incentive awards	1,837,500
	change in control (5)	COBRA premiums (18 months)	34,697
		Continued vesting (18 months)	27,394,512
			$30,579,209
	Termination without cause or resignation	Base salary (24 months)	$1,750,000
	for good reason in connection with a	Incentive awards	2,450,000
	change in control (5)	COBRA premiums (24 months)	46,263
		Vesting acceleration	41,406,024
			$45,652,287
Neill P. Reynolds	Death or termination of employment due to	Annual incentive award (1)	$334,400
	long-term disability	Vesting acceleration (2)	14,752,908
			$15,087,308
	Change in control (not involving	Annual incentive award (4)	$380,000
	termination of employment) (3)		$380,000
	Termination without cause or resignation	Base salary (12 months)	$475,000
	for good reason not in connection with a	Incentive awards	380,000
	change in control (5)	COBRA premiums (12 months)	14,631
		Continued vesting (12 months)	3,134,669
		Outplacement services (12 months)	6,500
			$4,010,800
	Termination without cause or resignation	Base salary (18 months)	$712,500
	for good reason in connection with a	Incentive awards	570,000
	change in control (5)	COBRA premiums (18 months)	21,947
		Vesting acceleration	14,752,908
		Outplacement services (12 months)	6,500
			$16,063,855
________________
(1)    Based on actual results for performance period using 88% performance measurement for the Company-wide operational, financial and business goals. To the extent that threshold targets are achieved making annual incentive award payable, actual amount payable to the executive will vary based on performance measurement and the duration of any leave of absence prior to death or termination due to long-term disability.
(2)    Vesting is automatically accelerated for RSUs and PSUs in the event of death or upon the effective date of the determination of the executive officer’s long-term disability pursuant to the terms of the award agreements under the LTIP, which terms apply equally to all participants. However, the PSUs will not be settled until the vesting date (third anniversary of the grant date) and the number of shares that will be issued at that time in settlement of the PSUs will be calculated based on actual performance. The value above assumes achievement of target performance.
(3)    Pursuant to the SLT Severance Plan, the performance conditions for any outstanding PSUs at the time of a change in control not involving a termination of employment shall be deemed to have been met and achieved at the greater of (a) the target level and (b) the actual performance level (with the date of the change in control being treated as the ending date for the measurement period and the effective stock price of the change in control being used for the calculation of RTSR). Such PSUs shall thereafter continue to time-vest in accordance with the terms of the award; provided, however, that any then remaining unvested PSUs shall immediately vest in full in the event of a termination without cause or resignation for good reason. Except as described above, no accelerated vesting will occur for equity awards under the LTIP in connection with a change in control not involving termination of employment unless the outstanding awards are not assumed by the successor in connection with a change in control, and the Compensation Committee, in its discretion, accelerates vesting of the outstanding but unvested awards. If awards were not assumed by the successor and the Compensation Committee exercised its discretion to the fullest extent possible and determined that 100% of the outstanding awards should be vested (in the case of PSUs, based on the actual performance as of the date of the change of control), the named executive officers would have received the following additional amounts: $41,406,024 for Mr. Lowe and $14,752,908 for Mr. Reynolds.
(4)    The performance units granted to Messrs. Lowe and Reynolds provide that the performance measurement for determining his annual incentive award will be no less than 100% if a change in control occurs during the performance period. The amount in the table represents the additional amount each of Messrs. Lowe and Reynolds would have received as a result of this provision and excludes any amount he would otherwise be entitled to receive based on actual performance results.
(5)    The triggering event, along with resulting benefits, is defined in the Change in Control Agreement for Mr. Lowe and the SLT Severance Plan for Mr. Reynolds.

CEO Pay Ratio Disclosure
Securities and Exchange Commission rules require the Company to disclose the ratio of the total annual compensation of our CEO to the total annual compensation of our median employee.
As of June 27, 2021, we employed approximately 3,450 individuals located primarily in the United States, with less significant representation in China (including Hong Kong), Taiwan, South Korea, Japan, Malaysia, India, Israel and Europe. During fiscal 2021, due to the divestiture of our LED Products business, there was a significant change to our employee population that affects our pay ratio disclosure, and changes the circumstances of the employee previously identified as the median employee for fiscal 2019. We determined our median employee for fiscal 2021 based on the Company’s global employee population as of June 27, 2021.
The median employee compensation was identified using a consistently applied compensation measure of target annual compensation for fiscal 2021, consisting of base salary, estimated profit sharing or incentive compensation with a performance period of one year or less, as applicable, and allowance, calculated using internal human resources records. As allowed under Securities and Exchange Commission rules, base pay was annualized for full-time or part-time permanent employees hired during fiscal 2021 to reflect a full year of service.
We selected the median employee to determine the required ratio by:
•Calculating the compensation based on the consistently applied measure of target annual compensation as described above of all of our employees except the CEO;
•Determining the median employee from our employee population based on this consistently applied compensation measure; and
•Identifying the ten employees whose target annual compensation was situated above and below this median and calculating total annual compensation for this subset of employees using the same methodology we use for our named executive officers as set forth in the fiscal 2021 Summary Compensation Table in this proxy statement in accordance with Item 402 of Regulation S-K (the “Item 402 Rules”), excluding any employee who had anomalous compensation characteristics, to ensure that our selected median employee reflects our population as a whole and supports the reasonableness of our consistently applied compensation measure.
We calculated the total annual compensation of our CEO and of the median employee using the Item 402 Rules. The total annual compensation for our CEO for fiscal 2021 was $12,275,822, the total annual compensation for the median employee was $67,358, and the resulting ratio of these amounts is 182 to 1. This ratio includes a one-time, supplemental equity grant awarded to Mr. Lowe in fiscal 2021 performance for which will be measured over a three-year period of time. This grant is not expected to be an annual or recurring award.
This pay ratio is a reasonable estimate calculated in a manner consistent with the Securities and Exchange Commission Item 402 Rules based on our payroll and employment records and the methodology described above. Because the Securities and Exchange Commission Item 402 Rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the amount of compensation of the median-compensated employee and the pay ratio reported by other companies may not be comparable to our estimates reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Equity Compensation Plans
As of September 2, 2021:
•There were options to purchase 125,555 shares of our common stock outstanding under all of our equity compensation plans, including legacy plans under which we will make no more grants. The weighted average remaining life of these outstanding options was 1.60 years, and the weighted average exercise price was $25.62.
•There were 2,216,782 shares subject to outstanding stock awards that remain subject to forfeiture.
•There were 4,906,942 shares available for future grants under the LTIP, 5,839,465 shares available for future issuance under the 2020 Employee Stock Purchase Plan, or the ESPP, and 44,762 shares available for future issuance under the Non-Employee Director Stock Compensation and Deferral Program, or the Deferral Program.
The following table provides information, as of June 27, 2021, for all of the Company’s compensation plans (including individual compensation arrangements) under which it is authorized to issue equity securities.
Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		(b) Weighted average exercise price of outstanding options, warrants and rights (2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
Equity compensation plans approved by security holders	2,310,284	(3)	$27.37	11,168,576	(4)
Equity compensation plans not approved by security holders	19,425	(5)	—	45,176	(6)
Total	2,329,709		$27.37	11,213,752
________________
(1)    Refers to shares of the Company’s common stock.
(2)    The weighted average exercise price relates solely to outstanding stock option shares because shares subject to RSUs have no exercise price.
(3)    Includes shares issuable upon exercise of outstanding options and vesting of outstanding restricted and performance stock units under the Company’s LTIP - 2,310,284 shares.
(4)    Includes shares remaining for future issuance under the following plans in the amounts indicated: LTIP - 5,329,111 shares and ESPP - 5,839,465 shares.
(5)    Includes deferred shares issued under the Deferral Program - 19,425 shares.
(6)    Includes shares remaining for future issuance under the Deferral Program.
As of June 27, 2021, the only compensation plan or arrangement under which the Company is authorized to issue equity securities and which has not been previously approved by the shareholders is the Deferral Program. The following is a brief description of the material features of this plan; this description is not intended to be a complete description of the plan and is qualified in its entirety by reference to the full text of the plan:
Deferral Program. The Company offers its non-employee directors the opportunity to receive all or a portion of their cash compensation in shares of the Company’s common stock and to defer the time of receipt of such shares. A non-employee director may elect to receive a lump sum payment or annual installment payments of the shares following such director’s separation from service with the Company. Non-employee directors must make their deferral elections by December 31 of the prior year. The Board of Directors adopted the plan in August 2009, and it became effective on January 1, 2010. As of June 27, 2021, there were 100,000 shares reserved for issuance under the Deferral Program, of which 54,824 shares have been credited to directors’ accounts or issued.

DIRECTOR COMPENSATION
Summary of Cash and Certain Other Compensation
The following table summarizes the annual and long-term compensation of each of our non-employee directors who served during fiscal 2021.
Director Compensation for Fiscal 2021

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Glenda M. Dorchak (2)	$85,000	$169,701	$254,701
John C. Hodge (3)	$90,000	$169,701	$259,701
Clyde R. Hosein (4)	$105,000	$169,701	$274,701
Darren R. Jackson (5)	$130,000	$169,701	$299,701
Duy-Loan T. Le (6)	$85,000	$169,701	$254,701
John B. Replogle (7)	$95,000	$169,701	$264,701
Marvin A. Riley (8)	$35,962	$188,571	$224,533
Thomas H. Werner (9)	$95,000	$169,701	$264,701
Anne C. Whitaker (10)	$63,750	$169,701	$233,451
__________________________
(1)    Amounts listed in the Stock Awards column represent the aggregate grant date fair value of awards granted during fiscal 2021 calculated in accordance with ASC Topic 718. With respect to Messrs. Hodge, Hosein, Jackson, Replogle and Werner and Mses. Dorchak, Le and Whitaker, these amounts relate to the annual grant of 2,652 RSUs on September 1, 2020. With respect to Mr. Riley this amount relates to the grant of 1,697 RSUs on January 25, 2021. All awards were made under the LTIP. For a discussion of the assumptions used to value these awards, see Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 27, 2021.
(2)    As of June 27, 2021, Ms. Dorchak held 5,125 RSUs of which 2,652 vested on September 1, 2021. The remaining 2,473 RSUs will vest as to 1,237 RSUs on January 27, 2022 and as to 1,236 RSUs on January 27, 2023.
(3)    As of June 27, 2021, Mr. Hodge held 4,132 RSUs of which 2,652 vested on September 1, 2021. The remaining 1,480 RSUs will vest on October 22, 2021. Lastly, Mr. Hodge deferred a portion of the $90,000 of fees earned in fiscal 2021 into the Deferral Program (as described below).
(4)    As of June 27, 2021, Mr. Hosein held 2,652 RSUs that vested on September 1, 2021.
(5)    As of June 27, 2021, Mr. Jackson held 2,652 RSUs that vested on September 1, 2021. In addition, Mr. Jackson elected that all of the $130,000 of fees earned in fiscal 2021 be issued in shares through the Non-Employee Director Stock Compensation and Deferral Program.
(6)    As of June 27, 2021, Ms. Le held 4,132 RSUs of which 2,652 vested on September 1, 2021. The remaining 1,480 RSUs will vest on October 22, 2021.
(7)    As of June 27, 2021, Mr. Replogle held 2,652 RSUs that vested on September 1, 2021.
(8)    As of June 27, 2021, Mr. Riley held 1,697 RSUs that will vest on January 25, 2022.
(9)    As of June 27, 2021, Mr. Werner held 2,652 RSUs that vested on September 1, 2021.
(10)    As of June 27, 2021, Ms. Whitaker held 2,652 RSUs that vested on September 1, 2021.

Summary of Director Compensation Program
Non-employee directors are compensated for Board of Directors service through a combination of a cash retainer and grants of RSUs. We also reimburse directors for expenses incurred in serving as a director. Directors who are also employed by us are not separately compensated for their service on the Board of Directors.
Each non-employee director then serving on the Board who has been nominated for re-election is granted RSUs on the first business day of September vesting in full on the first anniversary of the date of grant. For fiscal 2020, the number of RSUs granted was determined by dividing $180,000 by the 30 trading day average closing stock price of the Company’s common stock ending one trading day prior to the date of grant. Non-employee directors appointed to fill a vacancy between annual meetings of shareholders are granted RSUs as provided above. Vesting of all equity awards is subject to continued service; provided, however, that the Compensation Committee will allow RSUs to continue to vest until the next annual meeting of shareholders for a director who steps down from the Board before his or her time expires under certain circumstances.
In fiscal 2021, non-employee directors were paid the following quarterly cash retainers: $17,500 for service as a member of the Board; $15,000 for service as Chairman of the Board; $7,500 for service as Audit Committee Chair; $5,000 for service as Compensation Committee Chair; $2,500 for service as Governance and Nominations Committee Chair; $3,750 for service as a member of the Audit Committee; $2,500 for service as a member of the Compensation Committee; and $1,250 for service as a member of the Governance and Nominations Committee. Committee chairs receive the retainer for service as chair in addition to the retainer for committee membership. Unless another compensation arrangement is put in place at the time of special committee formation, non-employee directors may also receive meeting fees of $1,000 for service as a committee member or $2,000 for service as committee chair of any additional committee of the Board of Directors that may be formed in the future.
In August 2021, amendments to the Company’s non-employee director compensation program were approved to change (i) the value of RSUs to be granted for service for fiscal 2021 from $180,000 to $200,000; and (ii) the value of the quarterly cash retainer for service as Chairman of the Board from $15,000 to $20,000.
Non-employee directors may elect to participate in the Deferral Program. Under this plan, a participant will receive shares of our common stock in lieu of all or a portion of the quarterly retainer and any meeting fees earned. The number of shares will be determined quarterly by dividing the applicable fees by the fair market value of a share, with fair market value for this purpose defined as the consolidated closing bid price on Nasdaq on the first business day following announcement of financial results for the previous fiscal quarter. A participant in the plan may also choose to defer receipt of the shares until after his or her separation from service as a director. A participant who elects to defer receipt of shares may choose either a lump sum distribution, to be made in any of the first five years after the year of separation from service as a director, or a series of up to five installment distributions ending not later than the fifth year after separation from service. In the event of the death of a participant, either while serving as a director or after separation of service, any deferred distributions will be made within ninety days after the date of death.
Compensation Committee Interlocks and Insider Participation
Messrs. Riley and Werner and Mses. Dorchak, Le and Whitaker served on our Compensation Committee during fiscal 2021. None of these individuals has ever served as an officer or employee of our Company or any of our subsidiaries, nor were they involved in any related person transaction during fiscal 2021. No interlocking relationships existed during fiscal 2021 between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

PROPOSAL NO. 2—APPROVAL OF AMENDMENT TO THE BYLAWS
The Bylaw Amendment
On August 23, 2021, the Board of Directors voted to approve, and to recommend that the shareholders approve at the Annual Meeting, an amendment to the Bylaws that will increase the range of the authorized directors on the Board from a minimum of five (5) and maximum of nine (9) to a minimum of five (5) and a maximum of ten (10). As with the current Bylaws, under the proposed amendment, the exact number of directors at any time may be fixed by resolution of the Board of Directors within the authorized range. Article IX Section 5 of the Bylaws requires shareholder approval of any amendment to the Bylaws increasing the number of directors.
Purpose of the Amendment
The purpose of the amendment to the Bylaws is to permit the Board to consider nominating another high-quality candidate who can offer diverse expertise, skills and perspectives to the Board without sacrificing the contributions, experience, and perspective provided by the current members. If the amendment to the Bylaws is approved by the shareholders, the Board of Directors will be able to increase the size of the Board to ten members and thereafter appoint a director to fill the vacancy for a term ending at the next annual meeting of shareholders. As of the date of this proxy statement, the Board of Directors has not designated a specific candidate to fill the vacancy if the amendment is approved.
Text of the Amendment
RESOLVED, that the shareholders approve an amendment to Section 2 of Article IV of the Bylaws such that the number of directors which shall constitute the Board of Directors shall be not less than five (5) nor more than (10).
As a result of this amendment, Section 2 of Article IV shall be restated in its entirety as follows:
“SECTION 2. Number, Term and Qualifications: The number of directors which shall constitute the board of directors shall be not less than five (5) nor more than ten (10). This range shall not be altered without shareholder approval. The exact number of directors shall be fixed from time to time within such range by resolution of the board of directors. Each director shall hold office until his death, resignation, retirement, removal, disqualification, or until his successor is elected and qualified. Directors need not be residents of the State of North Carolina or shareholders of the Corporation”.
The Board of Directors recommends
shareholders vote FOR Proposal No. 2.

PROPOSAL NO. 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee has reappointed PricewaterhouseCoopers LLP to audit the consolidated financial statements of the Company for fiscal 2022. PricewaterhouseCoopers LLP was first engaged as our independent auditors for fiscal 2014 and has served as our independent auditors for each subsequent fiscal year. A representative from PricewaterhouseCoopers LLP is expected to be present at the 2021 Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.
Although shareholder ratification of the appointment is not required by law or the Company’s Bylaws, the Audit Committee has determined that, as a matter of corporate governance, the selection of independent auditors should be submitted to the shareholders for ratification. If the appointment of PricewaterhouseCoopers LLP is not ratified by a majority of the votes cast at the 2021 Annual Meeting, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP in the future. Even if the appointment is ratified, the Audit Committee may change the appointment at any time during the year if it determines that the change would be in the Company’s best interest and the best interests of the shareholders.
The Board of Directors recommends
shareholders vote FOR Proposal No. 3.
Report of the Audit Committee
The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process and audits of the Company’s financial statements, including its internal controls over financial reporting. The full responsibilities of the Audit Committee are described in a written charter adopted by the Board of Directors, a copy of which is posted on the Company’s website at www.cree.com. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, as well as expressing opinions on the effectiveness of the Company’s internal controls.
In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements, management’s assessment and report on the effectiveness of the Company’s internal controls, the independent auditors’ attestation report on the Company’s internal controls and the processes that support certifications of the Company’s financial statements by the Company’s CEO and CFO. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, including Auditing Standard No. 1301, Communications with Audit Committees, and the Securities and Exchange Commission. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with the auditors the auditors’ independence.
The members of the Audit Committee in carrying out their duties are not engaged in the practice of accounting and do not act as auditors. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact independent.
The Audit Committee routinely meets privately with the Company’s internal auditor and the independent auditors.

Based upon the review and discussions described in this report and, subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 27, 2021 for filing with the Securities and Exchange Commission.
THE AUDIT COMMITTEE
Clyde R. Hosein, Chairman
John C. Hodge
Darren R. Jackson
John B. Replogle
Independent Auditor Fee Information
The fees of PricewaterhouseCoopers LLP for the fiscal years shown were as follows:

	Fiscal 2021	Fiscal 2020
Audit Fees	$4,620,000	$2,687,000
Audit-Related Fees	110,000	133,000
Tax Fees	89,800	87,000
All Other Fees	3,000	3,000
Total	$4,822,800	$2,910,000
Audit Fees. This category includes fees billed for the fiscal year shown for the audits of the Company’s annual financial statements and internal control over financial reporting, review of the financial statements included in the Company’s quarterly reports on Form 10-Q and statutory audits.
Audit-Related Fees. This category includes fees billed in the fiscal year for assurance and related services that are reasonably related to the performance of the audits. During the current fiscal year, these services related to non-recurring internal control procedures.
Tax Fees. This category includes fees billed in the fiscal year shown for professional services for tax compliance, tax planning, transfer pricing documentation assistance and tax advice.
All Other Fees. This category includes fees billed in the fiscal year shown for online research tool access.
All audit and permissible non-audit services provided by the Company’s independent auditors, as well as the fees for such services, must be pre-approved by the Audit Committee. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decisions are reported to the full Audit Committee at its next scheduled meeting. The Committee has delegated such authority to the Committee’s chairman. Any pre-approval is generally for the current fiscal year, and any pre-approval is detailed as to the particular service or category of services. All audit and non-audit services provided by PricewaterhouseCoopers LLP during fiscal 2021 and fiscal 2020 were approved pursuant to these procedures.

PROPOSAL NO. 4—ADVISORY (NONBINDING) VOTE
TO APPROVE EXECUTIVE COMPENSATION
As discussed in the Compensation Discussion and Analysis section of this proxy statement, the Company’s executive compensation program is designed to enhance shareholder value by providing compensation packages that enable the Company to attract and retain talented executives, align the interests of the Company’s executives with the long-term interests of shareholders and motivate executives to achieve the Company’s business goals and objectives. We believe that our compensation policies and procedures reward executive officers for both their performance and the Company’s performance and that such compensation policies and procedures create incentives for the Company’s executive officers that are strongly aligned with the long-term interests of shareholders.
As required by Section 14A of the Exchange Act, we are providing shareholders with an advisory (nonbinding) vote to approve the compensation of the Company’s named executive officers as described in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, is designed to give you as a shareholder the opportunity to endorse or not endorse the Company’s executive compensation program through the following resolution:
“Resolved, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Company’s proxy statement for the 2021 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.”
When you cast your vote, we urge you to consider the description of the Company’s executive compensation program contained in the Compensation Discussion and Analysis section of this proxy statement and the accompanying tables and narrative disclosure, as well as the following factors:
•Aggressive operational, financial, and business targets for performance-based short-term cash incentive compensation. The Committee established challenging annual Company-wide operational, financial, and business targets and objectives for the fiscal 2021 performance-based cash incentive programs that applied to the Company’s named executive officers. The targeted payout for Messrs. Lowe and Reynolds did not change from fiscal 2020 to fiscal 2021 and were based on each named executive officer’s specific target performance-based cash incentive percentage, individual performance, and company performance as measured by six individually weighted corporate objectives: (1) Company-wide revenue (25%); (2) non-GAAP gross margin (25%); (3) MOSFET chute yield performance (12.5%); (4) design-ins and pipeline generation (12.5%: (5) Mohawk Valley Fab completion (tool readiness) (12.5%); and (6) accomplishments of certain diversity, equity and inclusion initiatives (12.5%). The Company’s aggregate weighted performance resulted in an 88% achievement/payout level for fiscal 2021, and therefore Messrs. Lowe and Reynolds received payouts equaling 88% of their individual targets of annual cash incentive compensation under the LTIP as described in “Elements of Executive Compensation and Analysis of Fiscal 2021 Compensation Decisions—Performance-Based Cash Incentive Compensation (LTIP)—Results and Actual Payouts for Fiscal 2021” in “Compensation and Analysis” above.
•Proportion of performance-based pay. Based on the Committee’s pay for performance philosophy, as a direct result of the Committee’s compensation decisions, approximately 80% of Mr. Reynolds’ target total direct compensation for fiscal 2021 was comprised of variable performance-based pay in the form of short-term cash incentives and long-term equity awards. Similarly, 93% of Mr. Lowe’s target total direct compensation for fiscal 2021 was comprised of these components.
•Long-term equity compensation. For fiscal 2021, the Company granted regular annual equity awards to Mr. Lowe and Mr. Reynolds in the form of RSUs and PSUs to align the interests of the named executive officers with Company shareholders, to drive financial and business objectives, and to facilitate named executive officer retention. In September 2020, the Committee also awarded a one-time supplemental performance share award to Mr. Lowe to incentivize him to further drive operational, financial and business performance during the company’s transformational journey in creating a pure-play global semiconductor powerhouse and to lead the industry transition from silicon to silicon carbide over a multi-year period. The performance criteria in the one-time supplemental performance share award align with the Company’s long-term strategic objectives. Additionally, this one-time supplemental performance share award was viewed as a critical retention tool in light of industry talent pressures, the importance of achieving the selected performance criteria during the next three years, and considering the September 2020 vesting of Mr. Lowe’s original new hire PSU grant (granted in September 2017 as an inducement grant for Mr. Lowe to join the Company as CEO), which removed a large performance-based component of his total at-risk remuneration opportunity. Performance will be measured over a three-year period of time based on achievement the following objectives: (1) design-ins and pipeline generation (three-year cumulative); (2) MOSFET chute yield percentage (improving an important operations yield measure with achievement to be measured in fiscal 2023); (3) 200mm-equivalent wafer production volume in the Mohawk Valley fab (with achievement to be measured in fiscal 2023); and (4) accomplishment of certain diversity, equity and inclusion initiatives (three-year cumulative).
•Solicitation of shareholder feedback and revisions to compensation programs. As discussed on page 27, the Company continued to actively engage in dialogue with shareholders during fiscal 2021, and has made changes to its compensation programs in years past based on such dialogue.
Because your vote is advisory, it will not be binding upon the Board of Directors, will not overrule any decision by the Board of Directors and will not create or imply any additional fiduciary duties on the Board of Directors or any member thereof. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements.
The Board of Directors recommends
shareholders vote FOR Proposal No. 4.

OTHER MATTERS
Other Business
Other than the election of the nine directors listed in this proxy statement, approval of an amendment to the Bylaws to increase the authorized number of directors to a minimum of five (5) and a maximum of ten (10), ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending June 26, 2022 and the advisory (nonbinding) vote to approve executive compensation, as described in this proxy statement, the Board of Directors presently knows of no other business to be conducted at the 2021 Annual Meeting of Shareholders. Under the Company’s Bylaws, any shareholder desiring to present a proposal for consideration at the meeting, including any director nomination, was required to give the Company written notice of the proposal in accordance with the Bylaws by July 28, 2021. No timely notices meeting the Bylaw requirements have been received. Should any other business properly come before the meeting, the persons named in the proxies solicited by the Board of Directors may vote the shares represented by the proxy in their discretion, except that under the rules of the Securities and Exchange Commission such proxies cannot be voted for more than nine nominees.
2022 Annual Meeting of Shareholders
Pursuant to the rules of the Securities and Exchange Commission, shareholder proposals submitted for inclusion in the Company’s proxy statement and form of proxy for the annual meeting to be held in 2022 must be received by the Company not later than May 18, 2022, and must comply with the Securities and Exchange Commission’s rules in other respects.
Other shareholder proposals to be presented at the annual meeting in 2022, including director nominations, must comply with the notice requirements of the Company’s Bylaws and be delivered to the Company not later than July 27, 2022, nor earlier than June 27, 2022. Any such proposals should be sent via means that afford proof of delivery to the Secretary at the Company’s principal executive offices.
Procedures for Director Nominations
Under the charter of the Governance and Nominations Committee, the Committee is responsible for identifying from a wide field of candidates, including women and minority candidates, and recommending that the Board of Directors select qualified candidates for membership on the Board of Directors. In identifying candidates, the Committee takes into account such factors as it considers appropriate, which may include the factors listed on page 6. The Committee is also authorized to develop additional policies regarding Board size, composition and member qualification. The Governance and Nominations Committee annually reviews its charter and recommends changes to the Board of Directors for approval when deemed advisable.
The Governance and Nominations Committee is responsible for evaluating suggestions concerning possible candidates for election to the Board of Directors submitted to the Company, including those submitted by Board members (including self-nominations) and shareholders. All candidates, including those submitted by shareholders, will be evaluated by the Committee on the same basis as other candidates using the Board of Directors membership criteria described above and in accordance with applicable procedures. The Governance and Nominations Committee annually considers the size, composition and needs of the Board of Directors in light of the criteria listed on page 6, and accordingly considers and recommends candidates for membership on the Board of Directors based on these criteria. Once candidates have been identified, the Committee will determine whether such candidates meet the minimum qualifications for director nominees.
Any shareholder desiring to present a nomination for consideration by the Governance and Nominations Committee prior to the 2022 Annual Meeting must do so in accordance with the Company’s Bylaws. See “2022 Annual Meeting of Shareholders” above.
Shareholder Communications with Directors
The Board of Directors, as a matter of policy, desires to facilitate communications between shareholders and directors to assist the Board of Directors in fulfilling its responsibilities to all shareholders. To that end the Board of Directors has established a process for use by shareholders who desire to bring matters to the Board’s attention, including recommendations to the Governance and Nominations Committee for candidates for election to the Board of Directors. The process is intended to provide shareholders one means of communicating with directors and is not intended to be exclusive.

Any shareholder who desires to send a communication to members of the Board of Directors may submit it either by e-mail addressed to corpsecretary@cree.com or by mail addressed to the attention of the Corporate Secretary at Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703. All such communications should include the number of shares beneficially owned by the person submitting the communication and his or her mailing address, telephone number and e-mail address, if any. All communications properly submitted under these procedures, except those deemed inappropriate as noted below, will be delivered to all members of the Board of Directors periodically, generally in advance of each regularly scheduled Board of Directors meeting. The Board of Directors has directed that the Secretary not forward communications which (1) are not reasonably related to the business of the Company; (2) concern individual grievances or other interests that are personal to the shareholder submitting the communication and that cannot reasonably be construed to present a matter of concern to shareholders generally; or (3) under community standards, contain offensive, scurrilous or abusive content or that advocate engaging in illegal activities. If the Secretary, in his or her judgment, deems a communication inappropriate under the foregoing criteria, it will be returned to the person who submitted it together with a brief explanation of the reason why it has been deemed inappropriate for delivery.
Costs of Soliciting Proxies
The Company will bear the cost of this solicitation, including the preparation, printing and mailing of the proxy statement, proxy card and any additional soliciting materials sent by the Company to shareholders. The Company’s directors, officers and employees may solicit proxies personally or by telephone without additional compensation. The Company has engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and to provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $15,000 in total. The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding proxy soliciting materials to the beneficial owners.
Availability of Report on Form 10-K
A copy of the Company’s report on Form 10-K for the fiscal year ended June 27, 2021 (without exhibits), including financial statements, will be furnished without charge to any shareholder whose proxy is solicited hereby upon written request directed to: Vice President, Investor Relations, Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703.
Shareholders Sharing the Same Last Name and Address
Only one Notice or Annual Report and proxy statement, as applicable, may be delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the Notice or Annual Report and proxy statement, as applicable, to a shareholder at a shared address to which a single copy was delivered. Requests for additional copies should be directed to the Corporate Secretary by e-mail addressed to corpsecretary@cree.com, by mail addressed to the attention of the Corporate Secretary at Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703 or by telephone at (919) 407-5300. Shareholders sharing an address and currently receiving a single copy may contact the Corporate Secretary as described above to request that multiple copies be delivered in future years. Shareholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting the Corporate Secretary as described above.
Principal Executive Offices and Annual Meeting Location
The Company’s principal executive offices are located at 4600 Silicon Drive, Durham, North Carolina 27703, and the main telephone number at that location is (919) 407-5300. The 2021 Annual Meeting of Shareholders will be held virtually at www.virtualshareholdermeeting.com/CREE2021 and in person at our offices in the Executive Conference Center, 4408 Silicon Drive, Durham, North Carolina 27703, on Monday, October 25, 2021, at 12:00 p.m. local time. Requests for directions to the meeting location may be directed to: Vice President, Investor Relations, Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703.
Dated: September 13, 2021

APPENDIX A
RADFORD GLOBAL TECHNOLOGY SURVEY
PUBLIC HIGH TECHNOLOGY COMPANIES WITH $500M TO $3B IN ANNUAL REVENUE

1	2U	54	ENTEGRIS
2	3D SYSTEMS	55	ENVESTNET
3	ACI WORLDWIDE	56	ETSY
4	ADTRAN	57	EXTREME NETWORKS
5	ADVANCED ENERGY INDUSTRIES	58	F5 NETWORKS
6	AKAMAI TECHNOLOGIES	59	FINISAR
7	ALARM.COM	60	FIRE EYE
8	ALLSCRIPTS	61	FITBIT
9	ANSYS	62	FLIR SYSTEMS
10	ARISTA NETWORKS	63	FORMFACTOR
11	ASPEN TECHNOLOGY	64	GODADDY.COM
12	AVAYA	65	GOPRO
13	BENCHMARK ELECTRONICS	66	GREEN DOT
14	BLACK KNIGHT INFOSERV LLC	67	GREENSKY TRADE CREDIT
15	BLACKBAUD	68	GROUPON
16	BLACKBERRY LIMITED	69	GRUBHUB HOLDINGS
17	BLOOM ENERGY	70	GUIDEWIRE SOFTWARE
18	BOX	71	HUBSPOT
19	BROOKS AUTOMATION	72	INFINERA
20	BRUKER	73	INTERMOLECULAR
21	CABOT MICROELECTRONICS	74	IPG PHOTONICS
22	CADENCE DESIGN SYSTEMS	75	IRIDIUM SATELLITE
23	CARGURUS	76	IROBOT
24	CARS.COM	77	ITRON
25	CBOE HOLDINGS	78	JACK HENRY AND ASSOCIATES
26	CDK GLOBAL	79	KNOWLES
27	CELESTICA INTERNATIONAL LP	80	KRATOS DEFENSE & SECURITY SOLUTIONS
28	CHOICE HOTELS	81	LITTELFUSE
29	CIMPRESS	82	LOGITECH
30	CIRRUS LOGIC	83	LOGMEIN
31	CISION	84	LUMENTUM
32	COGNEX	85	MANHATTAN ASSOCIATES
33	COHERENT	86	MARKETAXESS
34	COHU	87	MARVELL SEMICONDUCTOR
35	COMMVAULT SYSTEMS	88	MATCH GROUP
36	CORELOGIC	89	MAXAR TECHNOLOGIES
37	CORESITE	90	MAXIM INTEGRATED PRODUCTS
38	CORNERSTONE ONDEMAND	91	MEDIDATA SOLUTIONS
39	COSTAR GROUP	92	MERCURY SYSTEMS
40	CSG INTERNATIONAL	93	MKS INSTRUMENTS
41	CUBIC CORPORATION	94	MORNINGSTAR
42	CURTISS WRIGHT CORPORATION	95	MSCI
43	CYPRESS SEMICONDUCTOR	96	NATIONAL INSTRUMENTS
44	CYRUSONE	97	NETGEAR
45	DIODES	98	NETSCOUT SYSTEMS
46	DOCUSIGN	99	NEW RELIC
47	DOLBY LABORATORIES	100	NEXTGEN HEALTHCARE
48	DROPBOX	101	NUANCE COMMUNICATIONS
49	DYNATRACE LLC	102	NUTANIX
50	ECHOSTAR CORPORATION	103	OKTA
51	EHEALTH	104	OPEN TEXT
52	ELEVATE CREDIT SERVICE	105	OSI SYSTEMS
53	ENDURANCE INTERNATIONAL GROUP	106	OVERSTOCK.COM
A-1

107	PAYLOCITY
108	PEGASYSTEMS
109	PELOTON INTERACTIVE
110	PIVOTAL
111	POLY
112	PROOFPOINT
113	PTC - PARAMETRIC TECHNOLOGY
114	PURE STORAGE
115	REALPAGE
116	REDFIN
117	RINGCENTRAL
118	ROKU
119	SEI
120	SEMTECH
121	SHUTTERFLY
122	SHUTTERSTOCK
123	SILICON LABORATORIES
124	SNAP
125	SONOS
126	SOPHOS
127	SPLUNK
128	STITCH FIX
129	SUNPOWER
130	SYNAPTICS
131	TEGNA
132	TERADATA
133	TERADYNE
134	THE TRADE DESK
135	TIVO
136	TRANSUNION LLC
137	TRIBUNE MEDIA
138	TRIPADVISOR
139	TTM TECHNOLOGIES
140	TWILIO
141	TYLER TECHNOLOGIES
142	VERINT SYSTEMS
143	VERISIGN
144	VIASAT
145	VIAVI SOLUTIONS
146	VONAGE HOLDINGS CORP
147	WEX
148	YELP
149	ZENDESK
150	ZYNGA INC
A-2

CREE, INC. 4600 SILICON DRIVE DURHAM, NC 27703
VOTE BY INTERNET

Before the Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/CREE2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CREE, INC. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D59697-P60824	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CREE, INC. The Board of Directors recommends that you vote FOR the following:				For All	Withhold All	For All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. ELECTION OF DIRECTORS Nominees: 01) Glenda M. Dorchak 02) John C. Hodge 03) Clyde R. Hosein 04) Darren R. Jackson 05) Duy-Loan T. Le	06) Gregg A. Lowe 07) John B. Replogle 08) Marvin A. Riley 09) Thomas H. Werner			☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals: 2. APPROVAL OF AMENDMENT TO THE BYLAWS TO INCREASE THE SIZE OF THE BOARD OF DIRECTORS.							For ☐	Against ☐	Abstain ☐
3. RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 26, 2022.							☐	☐	☐
4. ADVISORY (NONBINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION.							☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, 3 and 4. If any other matters properly come before the meeting or any adjournments thereof, the persons named in this proxy will vote in their discretion, all as more specifically set forth in the Notice of Annual Meeting and Proxy Statement dated September 13, 2021, receipt of which is hereby acknowledged.

		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign your name exactly as it appears on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D59698-P60824

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
CREE, INC. ANNUAL MEETING OF SHAREHOLDERS OCTOBER 25, 2021
The undersigned hereby appoints Gregg A. Lowe and Bradley D. Kohn, and each of them individually, as proxies and attorneys-in-fact of the undersigned, with full power of substitution, to represent the undersigned and to vote, in accordance with the directions in this proxy, all of the shares of stock of Cree, Inc. (the “Company”) that the undersigned is entitled to vote at the 2021 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held virtually at www.virtualshareholdermeeting.com/CREE2021 and in person at the offices of the corporation in the Executive Conference Center, 4408 Silicon Drive, Durham, North Carolina 27703, on Monday, October 25, 2021 at 12:00 p.m. local time, and any and all adjournments thereof. The Company intends to change its name to Wolfspeed, Inc. in October 2021, after the date of this proxy but prior to the date of the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE